                              PROSPECTUS SUPPLEMENT
                                       TO
                         PROSPECTUS DATED JUNE 21, 1999



                                    KEY LOGO



                            KEY ENERGY SERVICES, INC.

                                Offer to Exchange
                     8 3/8% Senior Notes Due 2008, Series B
                               for all outstanding
                     8 3/8% Senior Notes Due 2008, Series A



THE SERIES B NOTES

o The Series B notes will be freely tradeable and will have virtually identical terms to the old notes, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes.

MATERIAL TERMS OF THE EXCHANGE OFFER

o The exchange offer will expire at 5:00 p.m., New York City time, on August 31, 2001, unless extended.

o Not subject to any condition other than that the exchange offer will not violate applicable law or any applicable interpretation of the staff of the SEC.

o We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of Series B notes.

o You may withdraw tenders of old notes any time before the expiration of the exchange offer.

o The exchange of notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

    CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6 OF THE PROSPECTUS
         DATED JUNE 21, 1999 AND PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT.


--------------------------------------------------------------------------------
NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE SERIES B NOTES TO BE ISSUED IN THE EXCHANGE OFFER OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS ILLEGAL.
--------------------------------------------------------------------------------


            The date of this prospectus supplement is August 2, 2001.

      This prospectus supplement is part of a registration statement we have filed with the SEC. We are submitting this prospectus supplement and the accompanying prospectus to holders of old notes so that they can consider exchanging the old notes for Series B notes. We refer to this prospectus supplement together with the accompanying prospectus as the prospectus. You should rely only on the information contained in this prospectus or the documents we incorporate by reference. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not making an offer to exchange and issue the Series B notes in any jurisdiction where the offer or exchange is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.


                               TABLE OF CONTENTS



Summary....................................................................S-3

Risk Factors...............................................................S-8

Use of Proceeds...........................................................S-13

Ratio of Earnings to Fixed Charges........................................S-13

The Exchange Offer........................................................S-14

Description of Notes......................................................S-20

Certain U.S. Federal Income Tax Considerations ...........................S-56

Plan of Distribution......................................................S-56

Legal Matters.............................................................S-57

                                  SUMMARY

      THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS, BUT DOES NOT CONTAIN ALL INFORMATION THAT IS IMPORTANT TO YOU. THIS PROSPECTUS INCLUDES SPECIFIC TERMS OF THE EXCHANGE OFFER AND A DESCRIPTION OF OUR BUSINESS. WE ENCOURAGE YOU TO READ THIS PROSPECTUS AND THE MATERIALS REFERRED TO UNDER THE CAPTION "WHERE YOU CAN FIND MORE INFORMATION."


                            THE EXCHANGE OFFER

      On March 6, 2001, we completed the private offering of $175.0 million aggregate principal amount of 8 3/8% Senior Notes due 2008, Series A.

      We entered into a registration rights agreement with the initial purchasers in which we agreed to deliver to you this prospectus and to complete the exchange offer on or before September 2, 2001 or the next business day. In the exchange offer, you are entitled to exchange old notes you hold for Series B notes with substantially identical terms. You should read the discussion under the headings "Summary of Terms of Series B Notes" and "Description of Notes" for further information regarding the Series B notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to any old notes.

      We have summarized the terms of the exchange offer below. You should read the discussion under the headings "Summary of the Exchange Offer" and "The Exchange Offer" for further information about the exchange offer and resale of Series B notes.

                       SUMMARY OF THE EXCHANGE OFFER


The Exchange Offer. We are offering to issue Series B notes that have been registered under the Securities Act of 1933 in exchange for a like principal amount of old notes. To be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not validly withdrawn will be exchanged. Old notes may only be tendered in $1,000 increments.

                    As of this date, there is $175.0 million principal amount of old notes outstanding.

                    We will issue Series B notes promptly after the expiration of the exchange offer.



Expiration Date.... The exchange offer will expire at 5:00 p.m., New York City time, August 31, 2001, unless we decide to extend the expiration date.

Conditions to the
Exchange Offer..... We will not be required to accept old notes for exchange if the exchange offer will violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for
Tendering.......... Old Notes The old notes were issued in global certificate form to The Depository Trust Company. Interests in the old notes, which are held by direct or indirect participants in DTC through book-entry interests, are shown on, and transfers of the old notes can be made only through, records maintained in book-entry form by DTC.

                    If you are a participant in DTC and you wish to participate in the exchange offer, you must do so through DTC's automated tender offer program.

                    If you tender under this program, you also must cause DTC to notify the exchange agent before the expiration date that DTC has obtained from you an electronic acknowledgment that you received and agreed to be bound by the letter of transmittal that accompanies this prospectus.

                    If you are not a participant in DTC and you wish to tender your old notes pursuant to the exchange offer, you should promptly contact the broker, dealer, commercial bank, trust company or other nominee through whom you hold a beneficial interest in the old notes and instruct such person to tender on your behalf.

Guaranteed Delivery
Procedures......... You must tender your old notes according to the guaranteed delivery procedures described in "The Exchange Offer-Guaranteed Delivery Procedures" if any of the following apply:

                    o you wish to tender your old notes but they are not immediately available;

                    o you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

                    o you cannot comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date.

Withdrawal Rights.. You may withdraw the tender of your old notes at any time prior to 5:00 p.m., New York City time, on August 31, 2001.

Certain U.S. Federal
Income Tax
Considerations..... The exchange of old notes for Series B notes will not be a taxable event for United States federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of the exchange.

Exchange Agent..... The Chase Manhattan Bank is serving as exchange agent for the exchange offer.

Resales............ We believe that you may resell the Series B notes issued in the exchange offer without restrictions under the Securities Act of 1933 provided that:

                    o you are acquiring the Series B notes in the ordinary course of business;

                    o you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of Series B notes issued to you; and

                   o    you are not one of our affiliates.

                    If our belief is inaccurate and you transfer any Series B note without delivering a prospectus meeting the requirements of the Securities Act of 1933 or without an exemption from such requirements, you may incur liability under the Securities Act of 1933. We do not assume or indemnify you against any such liability.

                    Each broker-dealer that is issued Series B notes in the exchange offer for its own account in exchange for old notes that were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the Series B notes issued in the exchange offer. A broker-dealer may use this prospectus as supplemented for an offer to resell, resale or other retransfer of the Series B notes so issued.


                    SUMMARY OF TERMS OF SERIES B NOTES

    The Series B notes to be issued in the exchange offer will be freely tradeable and otherwise substantially identical to the old notes. The Series B notes will evidence the same debt as the old notes. The old notes are, and the Series B notes will be, governed by the same indenture.


Aggregate Principal Amount $175.0 million.

Interest Rate . . . . . . .8 3/8%.per.year.

Maturity.................. March 1, 2008.

Interest Payment Dates ... Interest will be payable
                           semi-annually on September 1 and March 1 of each year.

Guarantees................ The Series B notes are guaranteed by certain of our subsidiaries. If we cannot make payments on the Series B notes when they are due, the guarantors are obligated to make them instead.

Optional Redemption....... At any time on or after March 1, 2005, we may redeem all or part of the notes. Before March 1, 2004, we may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture at the redemption price of 108.375% of the principal amount, plus accrued and unpaid interest and liquidated damages to the redemption date, with the net cash proceeds of one or more equity offerings, provided at least 65% of the aggregate principal amount of the notes issued remain outstanding after each redemption.

Ranking................... The Series B notes will:

                           o   be unsecured indebtedness;

                           o rank equally with our existing and future senior unsecured indebtedness; and

                           o be effectively subordinated to certain of our secured indebtedness to the extent of such security interests.

Certain Covenants......... The indenture under which the old notes have been and the Series B notes are being issued contains certain covenants for your benefit which, among other things and subject to certain exceptions, restrict our ability to:

                           o   sell assets;

                           o   make restricted payments;

                           o   incur additional indebtedness;

                           o issue or sell preferred stock of restricted subsidiaries;

                           o   create or incur liens;

                           o place restrictions on distributions and other payments from restricted subsidiaries;

                           o merge or consolidate with or transfer substantial assets to another entity;

                           o   engage in transactions with related persons;

                           o   engage in sale and leaseback transactions; or

                           o engage in any business other than permitted businesses.

                           These covenants are subject to exceptions and some of the covenants may be suspended before the notes mature if the notes attain an investment grade rating in the future and no event of default exists under the indenture.

Change of Control......... If a change of control occurs, each holder of Series
                           B notes will have the right to require us to purchase all or a portion of its notes at 101% of the principal amount on the date of purchase, plus accrued and unpaid interest.

Form of Series B Notes.... The Series B notes will be issued in global certificate form to DTC. You will not receive Series B notes in certificated form unless one of the events set forth under the heading "Description of Notes -- Book- Entry; Delivery and Form" has occurred. Instead, beneficial interests in the Series B notes will be shown on, and transfers of these notes will be effected only through, records maintained in book-entry form by DTC.

                           There is no existing market for the Series B notes. We cannot provide any assurance about:

                           o the liquidity of any markets that may develop for the Series B notes;

                           o   your ability to sell the Series B notes; and

                           o the prices at which you will be able to sell the Series B notes.

                           Future trading prices of the Series B notes will depend on many factors, including:

                           o   prevailing interest rates;

                           o   our operating results;

                           o   the ratings of the Series B notes; and

                           o   the market for similar securities.

                           The initial purchasers of the Series B notes have advised us that they currently intend to make a market in the Series B notes we issue in the exchange offer. Those initial purchasers do not, however, have any obligation to do so, and they may discontinue any market-making activities at any time without any notice. In addition, we do not intend to apply for listing of the Series B notes on any securities exchange or for quotation of the Series B notes in any automated dealer quotation system.


      Our principal offices are located at Two Tower Center, 20th Floor, East Brunswick, New Jersey 08816 and our telephone number is (732) 247-4822.

                                 RISK FACTORS

      AN INVESTMENT IN OUR DEBT SECURITIES IS SUBJECT TO A NUMBER OF RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING THAT INVESTMENT AND YOUR DECISION WHETHER TO EXCHANGE OLD NOTES FOR SERIES B NOTES.

RISKS RELATING TO OUR BUSINESS

OUR BUSINESS IS DEPENDENT ON CONDITIONS IN THE OIL AND GAS INDUSTRY, ESPECIALLY THE PRODUCTION EXPENDITURES OF OIL AND GAS COMPANIES.

      The demand for our services is primarily influenced by current and anticipated oil and natural gas prices. Weakness in oil and natural gas prices may cause lower day rates and lower use of available well service equipment. In addition when oil and natural gas prices are weak, fewer wells are drilled, resulting in less drilling and less maintenance work for us. Additional factors that effect demand for our services include:

     o the level of development, exploration and production activity of, and corresponding spending by, oil and natural gas companies;

     o      oil and natural gas production costs;

     o      government regulation; and

     o      conditions in the worldwide oil and natural gas industry.

      Periods of diminished or weakened demand for our services have occurred in the past and may occur in the future. In light of these and other factors relating to the oil and natural gas industry, our historical operating results may not be indicative of future performance. In addition, reductions in oil and natural gas prices can result in a reduction in the trading prices and value of our securities, even if the reduction in oil and natural gas prices does not affect our business generally.

WE HAVE PURSUED, AND MAY CONTINUE TO PURSUE, STRATEGIC ACQUISITIONS. OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE CANNOT EFFECTIVELY INTEGRATE ACQUIRED OPERATIONS.

      A component of our strategy includes acquiring complementary businesses. Acquisitions, including recent acquisitions and any acquisitions we make in the future, involve a number of risks and challenges including:

     o      our ability to integrate acquired operations;

     o potential loss of key employees and customers of the acquired companies; and

     o      an increase in our expenses and working capital requirements.

      Any of these factors could adversely affect our ability to achieve anticipated levels of cash flows from our recent or future acquisitions or realize other anticipated benefits. Furthermore, competition from other potential buyers could reduce our acquisition opportunities or cause us to pay a higher price than we otherwise might pay.

OUR BUSINESS INVOLVES CERTAIN OPERATING RISKS, AND OUR INSURANCE MAY NOT BE ADEQUATE TO COVER ALL LOSSES OR LIABILITIES WE MIGHT INCUR IN OUR OPERATIONS.

      Our operations are subject to many hazards and risks, including the following:

     o      blow-outs;

     o      reservoir damage;

     o      loss of well control;

     o      cratering;

     o      fires;

     o      damage to the environment; and

     o      liabilities from accident or damage by our fleet of trucks.

      If these hazards occur they could result in suspensions of operations, damage to or destruction of our equipment and the property of others and injury or death to personnel. We maintain insurance at levels that are customary in our industry to protect against these liabilities; however, our insurance may not be adequate to cover all losses or liabilities that we might incur in our operations. There can be no assurance that our insurance will adequately protect us against liability from all of the hazards of our business. Moreover, we also are subject to the risk that we may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position and results of operations.

WE ARE SUBJECT TO ENVIRONMENTAL, HEALTH AND SAFETY LAWS AND REGULATIONS THAT EXPOSE US TO POTENTIAL LIABILITY.

      Our operations are regulated under a number of foreign, federal, state and local laws that govern, among other things, the handling, storage and disposal of waste materials, some of which are classified as hazardous substances, and the discharge of hazardous materials into the environment. Our operations are subject to stringent regulations relating to protection of the environment and waste handling. In addition to liability for our own noncompliance, these regulations may expose us to liability for noncompliance of other parties, without regard to whether we were negligent. Sanctions for noncompliance with applicable environmental laws and regulations may include administrative, civil and criminal penalties, revocation of permits and corrective action orders. Furthermore, we may be liable for costs for environmental clean-up at currently or previously owned or operated properties or off-site locations where we sent, disposed of, or arranged for disposal of hazardous materials. Compliance with existing laws or regulations, the adoption of new laws or regulations or the more vigorous enforcement of environmental laws or regulations could have a material adverse effect on our operations by increasing our expenses and limiting our future business opportunities.

RISKS RELATING TO THE NOTES

WE MAY NOT BE ABLE TO GENERATE SIGNIFICANT CASH FLOW TO MEET OUR DEBT SERVICE OBLIGATIONS.

      Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

      We cannot assure you that we will generate sufficient cash flow from operations, that currently anticipated operating improvements will be realized or that future borrowings will be available to us under our senior credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facility and the notes, on commercially reasonable terms or at all.

WE ARE A HOLDING COMPANY AND CONDUCT A SUBSTANTIAL PORTION OF OUR OPERATIONS THROUGH OUR SUBSIDIARIES, WHICH MAY AFFECT OUR ABILITY TO MAKE PAYMENTS ON THE NOTES.

      We conduct a substantial portion of our operations through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments from our subsidiaries to us. Any payment of dividends, distributions, loans or other payments from our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries also will be contingent upon the profitability of our subsidiaries. If we are unable to obtain funds from our subsidiaries we may not be able to pay interest or principal on the notes when due, or to redeem the notes upon a change of control, and we cannot assure you that we will be able to obtain the necessary funds from other sources.

WE COULD INCUR A SUBSTANTIAL AMOUNT OF DEBT, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS PROSPECTS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

      We had approximately $534.2 million of indebtedness outstanding on March 31, 2001, including the notes. However, we will be permitted under our senior credit facility and the indenture governing the notes to incur additional debt, subject to certain limitations. If we incur additional debt, our increased leverage could, for example:

      o make it more difficult for us to satisfy our obligations under the notes or other indebtedness and, if we fail to comply, such failure could result in an event of default on the notes or such other indebtedness;

      o require us to dedicate a substantial portion of cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow from working capital, capital expenditures and other general business activities;

     o limit our ability to obtain additional financing in the future for working capital, capital expenditures and other general business activities;

     o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     o detract from our ability to successfully withstand a downturn in our business or the economy generally; and

     o place us at a competitive disadvantage against less leveraged competitors.

OUR DEBT INSTRUMENTS IMPOSE RESTRICTIONS ON US THAT MAY AFFECT OUR ABILITY TO SUCCESSFULLY OPERATE OUR BUSINESS.

      Our senior credit facility and the terms of the indenture restrict us from taking various actions, such as:

     o      incurring additional indebtedness;

     o      paying dividends;

     o      repurchasing junior indebtedness;

     o      making investments;

     o      entering into transactions with affiliates;

     o      merging or consolidating with other entities; and

     o      selling all or substantially all of our assets.

      In addition, our senior credit facility requires us to maintain certain financial ratios and satisfy certain financial condition tests, several of which become more restrictive over time and may require us to take action to reduce our debt or take some other action in order to comply with them. These restrictions also could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise conduct necessary business activities. We also may be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under our senior credit facility and the indenture. A breach of any of these provisions will likely result in a default under the indenture governing the notes and under our senior credit facility that would allow those lenders to declare that indebtedness immediately due and payable. If we were unable to pay those amounts because we do not have sufficient cash on hand or are unable to obtain alternative financing on acceptable terms, the lenders could initiate a bankruptcy or liquidation proceeding or proceed against any assets that serve as collateral to secure that indebtedness. Our assets may not be sufficient to repay that amount and the amounts due under the notes in full.

IN THE EVENT OF OUR BANKRUPTCY OR LIQUIDATION, HOLDERS OF THE NOTES WILL BE PAID FROM ANY ASSETS REMAINING AFTER PAYMENTS TO ANY HOLDERS OF SECURED DEBT AND DEBT OF OUR NON-GUARANTOR SUBSIDIARIES.

      The notes are general unsecured senior obligations of us and our subsidiary guarantors, and are effectively subordinated to any secured debt that we may have in the future to the extent of the value of the assets securing that debt. As of March 31, 2001, our total secured indebtedness was approximately $41.8 million. The indenture permits us to incur additional secured indebtedness provided certain conditions are met. In addition, not all of our subsidiaries guarantee the notes, which are effectively subordinated to the liabilities of any of these non-guarantor subsidiaries. Specifically, not all of our foreign subsidiaries guarantee the notes.

      If we are declared bankrupt or insolvent, or are liquidated, the holders of our secured debt and any debt of our non-guarantor subsidiaries will be entitled to be paid from our assets before any payment may be made with respect to the notes. If any of the foregoing events occur, we cannot assure you that we will have sufficient assets to pay amounts due on our secured debt, the debt of our non-guarantor subsidiaries and the notes. As a result, holders of the notes may receive less, ratably, than the holders of secured debt of our non-guarantor subsidiaries in the event of our bankruptcy or liquidation.

WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL.

      If a change of control, as defined in the indenture, occurs we will be required to make an offer to purchase all the notes at a premium, plus any accrued interest to the date of purchase. In such a situation, we cannot assure you that we will have enough funds to pay for all of the notes that are tendered under the offer to purchase. If a significant amount of notes are tendered, we will almost certainly have to obtain financing to pay for the tendered notes; however, we cannot be sure we will be able to obtain such financing on acceptable terms, if at all. A change of control also may result in an event of default under our senior credit facility and agreements governing our future indebtedness and may result in the acceleration of that indebtedness, in which case we will be required to repay that indebtedness at the time of acceleration rather than at scheduled maturity. If that indebtedness is secured debt, we will be required to repay that debt to the extent of the value of the assets securing the debt before repurchasing the notes.

THE SUBSIDIARY GUARANTEES COULD BE DEEMED FRAUDULENT CONVEYANCES UNDER CERTAIN CIRCUMSTANCES, AND A COURT MAY TRY TO SUBORDINATE OR VOID THE SUBSIDIARY GUARANTEES.

      Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

     o received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

            o was insolvent or rendered insolvent by reason of such incurrence; or

            o was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

            o intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

      In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

      o the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

      o the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts, as they become absolute and mature; or

      o     it could not pay its debts as they become due.

THERE IS A LIMITED MARKET FOR OLD NOTES AND NO ASSURANCE THAT A PUBLIC MARKET FOR SERIES B NOTES WILL DEVELOP.

      The old notes are eligible for trading in the PORTAL market of the NASD. This market is open only to institutional investors eligible to purchase securities in offerings made under the exemption from registration provided by Rule 144A under the Securities Act of 1933. To the extent that old notes are exchanged in the exchange offer, the existing limited market for old notes will become further constricted, with a probable decrease in the liquidity of the old notes.

      The Series B notes constitute a new issue of securities with no established public trading market. We do not intend to list the Series B notes on any national securities exchange or for quotation in any automated dealer quotation system. The initial purchasers of the old notes advised us that they intend to make a public market in the Series B notes. However, they are not obligated to do so and any market-making activities with respect to the Series B notes can be discontinued at any time without notice. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions. Any disruptions in the market may adversely affect the prices at which you may sell your notes. In addition, after their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors. Accordingly, no assurance can be given that an active public market will develop for the Series B notes or as to the liquidity of, or the trading market for, the Series B notes.

UNEXCHANGED OLD NOTES WILL REMAIN RESTRICTED.

      Old notes that are not tendered in the exchange offer will continue to be subject to the existing restrictions upon their transfer. We will have no obligation to provide for the registration under the Securities Act of 1933 of unexchanged old notes.

                                USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of Series B notes offered hereby. In consideration for issuing the Series B notes, we will receive in exchange a like principal amount of old notes, the terms of which are virtually identical to the Series B notes. The old notes surrendered in exchange for the Series B notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the Series B notes will not result in any change in our capitalization.

                      RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the ratio of our earnings to our fixed charges for each of the periods indicated:

                FISCAL YEAR ENDED JUNE 30,
-----------------------------------------------------------
                                                                 NINE MONTHS ENDED
 1996        1997        1998         1999          2000           MARCH 31, 2001
-------    --------    --------     ---------     ---------    ----------------------
 2.62        2.52        2.61         1.39          2.33                2.24

      For these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expenses, amortization of debt issuance expenses and the portions of rentals and lease obligations representative of the interest factor.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

      The old notes were sold on March 6, 2001, to the initial purchasers and were subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. We are offering to exchange the Series B notes for the old notes to satisfy our contractual obligations under the registration rights agreement we executed in connection with the offering of the old notes.

      After consummation of the exchange offer, holders of old notes who do not tender will not have any further registration rights under the registration rights agreement. Any unexchanged old notes will continue to be subject to certain restrictions on transfer. The old notes are currently eligible for sale pursuant to Rule 144A through the PORTAL System of the NASD. We anticipate that most holders of old notes will elect to exchange them for Series B notes since resales of Series B notes will not be restricted under the Securities Act of 1933. We anticipate that the liquidity of the market for any old notes remaining after the consummation of the exchange offer will be substantially reduced.

TERMS OF THE EXCHANGE OFFER

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn before the expiration date. We will issue $1,000 principal amount of Series B notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, you may tender old notes only in integral multiples of $1,000.

      The form and terms of the Series B notes are the same as the form and terms of the old notes except that:

      o the Series B notes have been registered under the Securities Act of 1933 and hence will not bear legends restricting their transfer; and

      o the holders of the Series B notes will not be entitled to certain rights under the registration rights agreement, and the rights presently applicable to old notes will terminate upon consummation of the exchange offer.

      The Series B notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture.

      Holders of old notes do not have any appraisal or dissenter's rights in connection with the exchange offer. We are conducting the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder, including Rule 14e-1.

      We will be deemed to have accepted validly tendered old notes when, as and if we give oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Series B notes from us.

      Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

      The exchange offer will expire at 5:00 p.m., New York City time, on August 31, 2001, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended.

      We will notify the exchange agent of any extension of the exchange offer by oral or written notice, followed by a public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

      We reserve the right, in our sole discretion, to:

      o     delay accepting any old notes;

      o     extend the exchange offer;

      o terminate the exchange offer if any of the conditions set forth under "-- Conditions to the Exchange Offer" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

      o     amend the terms of the exchange offer in any manner.

      Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the exchange offer is amended in a manner we determine constitutes a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and, depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer for a period of five to ten business days if the exchange offer would otherwise expire during such period.

      Without limiting the manner in which we may choose to make public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

PROCEDURES FOR TENDERING OLD NOTES

      To tender in the exchange offer, a holder must either (1) comply with the procedures for physical tender or (2) comply with the automated tender offer program procedures of The Depository Trust Company, or "DTC", described below.

      To complete a physical tender, a holder must:

      o complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

      o have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires;

      o mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date; and

      o deliver the old notes to the exchange agent prior to the expiration date or comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address prior to the expiration date.

      To complete a tender through DTC's automated tender offer program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message.

      The tender by a holder that is not withdrawn prior to the expiration date and our acceptance of that tender will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus supplement and prospectus and in the letter of transmittal.

      THE METHOD OF DELIVERY OF COMMUNICATIONS AND ANY REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER, AND WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. IT IS SUGGESTED THAT COMMUNICATIONS AND ANY REQUIRED DOCUMENTS BE DELIVERED SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT RECEIPT BY THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. PERSONS WHO HOLD OLD NOTES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, OR NOMINEE AND WHO WISH TO TENDER THEIR OLD NOTES SHOULD INSTRUCT THAT INSTITUTION TO TENDER.

      If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

      o make appropriate arrangements to register ownership of the old notes in your name; or

      o obtain a properly completed bond power from the registered holder of your old notes.

      The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

      The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

      An agent's message is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

      o DTC has received an express acknowledgment from a participant in DTC's automated tender offer program that is tendering old notes that are the subject of such book-entry confirmation;

      o the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

      o     we may enforce the agreement against such participant.

      A tender will be deemed to have been received as of the date the exchange agent either receives a letter of transmittal accompanied by old notes, book-entry confirmation from DTC and any other documents required by the letter of transmittal from the holder or receives a notice of guaranteed delivery or letter, telegram, or facsimile transmission from an eligible institution. An eligible institution is a member of or a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

      All questions as to the validity, form, eligibility, acceptance, and withdrawal of tendered old notes will be determined by us, in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the exchange offer or any defect or irregularity in the tender of any old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities, neither we, the exchange agent, nor any other person shall be under any duty to give notification of any defects or irregularities or incur any liability for failure to give notification. Tenders will be deemed not to have been made until any defects or irregularities have been cured or waived.

      In all cases, issuance of Series B notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of a letter of transmittal accompanied by old notes or a book-entry confirmation and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

      Each broker-dealer that receives Series B notes for its own account in exchange for old notes, if the old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Series B notes.

GUARANTEED DELIVERY PROCEDURES

      If you wish to tender your old notes and cannot complete the procedures for book-entry transfer before the expiration date, you may tender if:

      o     the tender is made through an eligible institution;

      o before the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery setting forth the name and address of the holder, stating that the tender is being made thereby and guaranteeing that, within five business days after the expiration date, a book-entry confirmation and any other documents required by the letter of transmittal, will be received by the exchange agent; and

      o the book-entry confirmation and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the above guaranteed delivery procedures.

WITHDRAWAL RIGHTS

      You may withdraw tenders of old notes at any time before 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes, a written notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must specify the name of the person having tendered the old notes to be withdrawn, identify the principal amount of old notes to be withdrawn and the name and number of the account at DTC to be credited. All questions as to the validity, form and eligibility of such notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no Series B notes will be issued with respect thereto. Any old notes which have been tendered but that are not accepted for exchange will be credited to the holder's account at DTC through which such old notes were tendered without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

CONDITIONS TO THE EXCHANGE OFFER

      We are not required to accept for exchange or to exchange Series B notes for any old notes, and may terminate or amend the exchange offer as provided herein before the acceptance of old notes, if:

      o any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer us; or

      o any governmental approval has not been obtained, which approval we shall, in our reasonable judgment, deem necessary for the consummation of the exchange offer.

      If we determine in our reasonable judgment that either of the conditions is not satisfied, we may:

      o refuse to accept any old notes and credit all tendered notes to the tendering holders;

      o extend the exchange offer and retain all old notes tendered before the expiration date, subject to the continuing rights of holders to withdraw; or

      o waive either unsatisfied condition and accept all properly tendered old notes which have not been withdrawn.

      If such waiver constitutes a material change to the exchange offer, we will promptly distribute a prospectus supplement to all holders, and, depending upon the significance of the waiver, we will extend the exchange offer for a period of five to ten business days if it would otherwise expire during that period.

EXCHANGE AGENT

      The Chase Manhattan Bank will act as exchange agent for the exchange offer.

      Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or a notice of guaranteed delivery should be directed to the exchange agent, as follows:

    BY HAND/OVERNIGHT DELIVERY:   BY REGISTERED OR CERTIFIED MAIL:       BY FACSIMILE:

     The Chase Manhattan Bank        The Chase Manhattan Bank            (214) 468-6494
             9th Floor                       9th Floor           (For Eligible Institutes Only)
        2001 Bryan Street                2001 Bryan Street
       Dallas, Texas 75201              Dallas, Texas 75201            CONFIRM BY TELEPHONE:
                                                                          (214) 468-6464
     Attn: Registered Bond           Attn: Registered Bond
     Processing Department           Processing Department

FEES AND EXPENSES

      We will bear the expenses of the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone, facsimile or in person by our officers and regular employees.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers or other persons for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses and pay other expenses of the exchange offer.

      We will pay all transfer taxes, if any, applicable to the exchange of the old notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the old notes, then the amount of any such transfer taxes will be payable by the tendering holder.

ACCOUNTING TREATMENT

      No gain or loss for accounting purposes will be recognized in connection with the exchange offer. The expenses of the exchange offer will be amortized over the term of the Series B notes.

RESALE OF SERIES B NOTES

      Based on an interpretation by the staff of the SEC set forth in the Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), the Morgan, Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991), the Exxon Capital Holdings Corporation, SEC No-Action Letter (available April 13,
1989) and similar letters, we believe that the Series B notes may be offered for resale, resold and otherwise transferred by any person other than a restricted holder, without compliance with the registration and prospectus delivery requirements of the Securities Act of 1933 if:

      o the Series B notes are acquired by the holder in the ordinary course of business;

      o the holder is not engaged in and does not intend to engage in a distribution of the Series B notes; and

      o the holder does not have any arrangement or understanding with any other person to participate in a distribution of Series B notes.

      A restricted holder is an affiliate of Key or a broker-dealer that receives Series B notes for its own account in the exchange offer, where the old notes tendered were not acquired as a result of market-making or other trading activities. Any person who is either a restricted holder or who acquires Series B notes in the exchange offer to participate in a distribution not permitted by the SEC's staff interpretation:

      o     cannot rely upon any of the No-Action Letters described above; and

      o absent an exemption from registration, must comply with the registration requirements of the Securities Act of 1933 in connection with any secondary resale transaction.

      Failure to comply with any of the conditions described above may result in a holder incurring liabilities under the Securities Act of 1933 for which such holder is not indemnified by us. Each broker or dealer that receives Series B notes for its own account in exchange for old notes, where such old notes were acquired by such broker- dealer as a result of market-making or other activities, must acknowledge that it will deliver a prospectus in connection with any sale of such Series B notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B notes received in exchange for old notes if acquired as a result of market-making activities or other trading activities. We will make this prospectus, as supplemented, available to any broker-dealer for use in connection with any such resale. The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which this exchange offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

CONSEQUENCES OF FAILURE TO EXCHANGE

      As a result of the making of this exchange offer, we will have fulfilled our obligations under the registration rights agreement, and holders of old notes who do not tender them will not have any further registration rights under the registration rights agreement or otherwise. The old notes that are not exchanged in the exchange offer will remain restricted securities. In general, you may not offer or sell the old notes unless either they are registered under the Securities Act of 1933 or the offer or sale is exempt from or not subject to registration under the Securities Act of 1933 and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act of 1933.

OTHER

      Participation in the exchange offer is voluntary and holders should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.

      In the future we may seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

                             DESCRIPTION OF NOTES

      We will issue the Series B notes, and we issued the old notes, under the Indenture dated March 6, 2001 between us and The Chase Manhattan Bank, as trustee. The old notes and the Series B notes have virtually identical terms and will constitute a single series of debt securities under the Indenture. If the exchange offer is consummated, holders of any remaining old notes will vote together with holders of Series B notes for all relevant purposes under the Indenture.

      The following description is a summary of material provisions of the Indenture and the terms of the Series B notes. The terms of the Series B notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the Indenture and the Series B notes.

      In this summary description of the Series B notes, all references to "we," "us" or "company" are to Key Energy Services, Inc., excluding its subsidiaries, unless the context clearly indicates otherwise. We have used in this summary description capitalized terms that we have defined below under "--Glossary."

GENERAL

      THE SERIES B NOTES. The Series B notes:

      o     are our general obligations;

      o     are not secured by any collateral;

      o are PARI PASSU in right of payment to all existing and future unsecured senior indebtedness of Key;

      o are senior in right of payment to our existing subordinated indebtedness and any future indebtedness of which by its terms, is subordinated to the notes; and

      o     are unconditionally guaranteed by the guarantors.

      THE GUARANTEES. The Series B notes are jointly and severally guaranteed by some of our subsidiaries. Future subsidiaries will not be required to guarantee the notes except as required by the covenants described below under "--Certain Covenants--Limitation on Issuances of Guarantees of Indebtedness; Additional Guarantors." The following subsidiaries are guarantors of the notes:


Yale E. Key, Inc.                      Jeter Service Co.
Key Energy Drilling, Inc.              Jeter Well Service, Inc.
WellTech Eastern, Inc.                 Jeter Transportation, Inc.
Odessa Exploration Incorporated        Industrial Oilfield Supply, Inc.
Kalkaska Oilfield Services, Inc.       Brooks Well Servicing, Inc.
Well-Co Oil Service, Inc.              Updike Brothers, Inc.
Patrick Well Service, Inc.             J.W. Gibson Well Service Company
Ram Oil Well Service, Inc.             Key Energy Services-- South Texas, Inc.
Rowland Trucking Co., Inc.             Key Energy Services-- California, Inc.
Landmark Fishing & Rental, Inc.        Watson Oilfield Service & Supply, Inc.
Dunbar Well Service, Inc.              WellTech Mid-Continent, Inc.
Frontier Well Service, Inc.            Dawson Production Management, Inc.
Key Rocky Mountain, Inc.               Dawson Production Taylor, Inc.
Key Four Corners, Inc.                 Dawson Production Acquisition Corp.
                                       Dawson Production Partners, L.P.

      The guarantees on these notes:

      o     are general obligations of each Guarantor;

      o     are not secured by any collateral;

      o are PARI PASSU in right of payment to all existing and future unsecured senior indebtedness of each guarantor; and

      o are senior in right of payment to each guarantor's existing subordinated indebtedness, and any future indebtedness of any guarantor which, by its terms, is subordinated to the guarantees.

      Presently, all of our subsidiaries are Restricted Subsidiaries and are subject to the restrictive covenants in the Indenture. However, under certain circumstances we will be permitted to designate certain of our subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to most of the restrictive covenants in the Indenture. Unrestricted Subsidiaries and certain Restricted Subsidiaries are not guarantors of the notes. None of (1) our foreign subsidiaries and (2) the following subsidiaries are Guarantors of the Series B notes:

     Production Systems, Inc.                   KEG Ama Heights, Inc.
     Pyramid Land Corporation                   KEG Canal Properties, Inc.
     WellTech, Inc. (California)                KEG Orleans Place, Inc.
     WellTech Oilfield Services Limited         KEG Pearl Acres, Inc.
     WellTech (Overseas) Limited                KEG Villa Ashley, Inc.

PRINCIPAL, MATURITY AND INTEREST

      The Series B notes will mature on March 1, 2008. Interest on the Series B notes will accrue at the rate of 8 3/8% per year. Interest will be payable semi-annually on September 1 and March 1 of each year, to the persons in whose name the Series B notes are registered at the close of business immediately preceding August 15 and February 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

SUBSIDIARY GUARANTEES

      A Guarantor may not consolidate with or merge with or into another Person, unless either:

      o the surviving entity assumes all of such Guarantor's obligations by executing a supplemental Indenture satisfactory to the trustee and immediately after the transaction no default or event of default exists; or

      o     the subsidiary guarantee is released.

      A Subsidiary Guarantee will be released:

      o in connection with any merger, consolidation or sale of all of the capital stock of a Guarantor, if immediately after giving effect to the transaction no default or event of default has occurred and is continuing; or

      o if we designate a Restricted Subsidiary that is a guarantor as an Unrestricted Subsidiary pursuant to applicable provisions of the Indenture.

OPTIONAL REDEMPTION

      At any time on or before March 6, 2004, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes from the net cash proceeds of an Equity Offering, at a redemption price of 108.375% of the principal amount thereof, together with accrued and unpaid interest to the date of redemption; PROVIDED that at least $113.8 million of the principal amount of the notes remains outstanding immediately after such redemption and that such redemption occurs within 90 days following the closing of such Equity Offering.

      If less than all of the notes are to be redeemed, the particular notes will be selected:

      o if the notes are not listed, on a PRO RATA basis or by lot or any other method the trustee deems fair and appropriate; or

      o if the notes are listed, in compliance with the requirements of the principal exchange on which the notes are listed.

      The Series B notes will be redeemable at our option, in whole or in part, at any time on or after March 1, 2005, upon not less than 30 nor more than 60 days notice, at the redemption prices set forth below, plus accrued and unpaid interest to the date of redemption if redeemed during the 12-month period beginning on March 1 of the years indicated below:


                                                    PERCENT OF
                        YEAR                     PRINCIPAL AMOUNT
                       -------                  ------------------
            2005.....................                104.188%
            2006.....................                102.094%
            2007 and thereafter......                100.000%

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

      As described below, if a Change of Control occurs, each holder will have the right to require us to repurchase all or any part of that holder's Series B notes pursuant to the Change of Control Offer. In the Change of Control Offer, we will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Series B notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within ten business days following any Change of Control, we will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Series B notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Series B notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

      On the Change of Control Payment Date, we will, to the extent lawful:

            (1) accept for payment all Series B notes or portions thereof properly tendered pursuant to the Change of Control Offer;

            (2) deposit with the Paying Agent an amount equal to the Change of Control Payment for all Series B notes or portions thereof so tendered; and

            (3) deliver or cause to be delivered to the trustee the Series B notes so accepted together with an officers' certificate stating the aggregate principal amount of Series B notes or portions thereof being purchased.

      The Paying Agent will promptly mail to each holder of Series B notes so tendered the Change of Control Payment for such Series B notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Series B note equal in principal amount to any unpurchased portion of the Series B notes surrendered, if any; PROVIDED that each such new Series B note will be in a principal amount of $1,000 or an integral multiple thereof.

      We will publicly announce the results of the Change of Control Offer on, or as soon as practicable after, the Change of Control Payment Date.

      The provisions described above that require us to make a Change of Control Offer following a Change of Control will apply regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Series B notes to require us to repurchase or redeem the Series B notes in the event of a takeover, recapitalization or similar transaction.

      Our outstanding Credit Facility currently restricts our ability to purchase the Series B notes, and also provides that certain Change of Control events with respect to the Company would constitute a default under the Credit Facility. Any future credit agreements or other agreements relating to that Credit Facility to which we become a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when we are prohibited from purchasing Series B notes, we could seek the consent of our senior lenders to the purchase of the Series B notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or refinance such borrowings, our failure to purchase tendered Series B notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Credit Facility.

      We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Series B notes validly tendered and not withdrawn under such Change of Control Offer.

      The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Series B notes to require us to repurchase such Series B notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

ASSET SALES

      We will not, and will not permit any of our Restricted Subsidiaries to, consummate an Asset Sale unless:

            (1) we (or the Restricted Subsidiary, as the case may be) receive consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

            (2) if the net Proceeds received with respect to any Asset Sale exceed $15.0 million, such fair market value is determined by our Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee; and

            (3) except with respect to a disposition of the Exploration and Production Assets of Odessa (including by way of the sale of the Capital Stock of Odessa) or the assets of the operations conducted by us or our Subsidiaries in Argentina and related assets (including by way of the sale of the Capital Stock of the Subsidiary or Subsidiaries conducting such operations), at least 75% of the consideration therefor received by us or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following shall be deemed to be cash:

                  (a) any liabilities of the company or any Restricted
            Subsidiary (other than liabilities that are by their terms subordinated to the Series B notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets;

                  (b) any securities, notes or other obligations received by us or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by us or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion);

                  (c) any assets received in exchange for assets in a
            "like-kind" exchange or an exchange of assets of the company or any Restricted Subsidiary for other assets which are useful in the business of the company and the Restricted Subsidiaries (whether such assets are of "like-kind"); and

                  (d) any Designated Noncash Consideration (which shall not at any time exceed, in the aggregate, $30.0 million outstanding).

      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, we may apply such Net Proceeds at our option:

            (1) to reduce permanently Indebtedness under a Credit Facility and to correspondingly reduce commitments if such Indebtedness constitutes revolving credit borrowings or to repay permanently any other Indebtedness (other than Indebtedness that by its terms is subordinated to the Series B notes or any Subsidiary Guarantees);

            (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Person engaged in a Permitted Business;

            (3)   to make a capital expenditure; or

            (4) to acquire other long-term assets that are used or useful in a Permitted Business.

      Pending the final application of any such Net Proceeds, we may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10.0 million, we will make an Asset Sale Offer to all holders of Series B notes and all holders of other Indebtedness that is PARI PASSU with the Series B notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Series B notes and such other PARI PASSU Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, we may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Series B notes and such other PARI PASSU Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the Series B notes and such other PARI PASSU Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

SELECTION AND NOTICE

      If less than all of the Series B notes are to be redeemed at any time, the trustee will select Series B notes for redemption as follows:

            (1) if the Series B notes are listed, in compliance with the requirements of the principal national securities exchange on which the Series B notes are listed; or

            (2) if the Series B notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

      Series B notes of $1,000 or less shall not be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30, but not more than 60, days before the redemption date to each holder of Series B notes to be redeemed at its registered address. Notices of redemption may not be conditional.

      If any Series B note is to be redeemed in part only, the notice of redemption that relates to that Series B note shall state the portion of the principal amount thereof to be redeemed. A new Series B note in principal amount equal to the unredeemed portion of the original Series B note will be issued in the name of the holder thereof upon cancellation of the original Series B note. Series B notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Series B notes or portions of them called for redemption.

SUSPENDED COVENANTS

      During any period of time that the Series B notes have an Investment Grade Rating from either of the Rating Agencies and no Default has occurred and is continuing under the Indenture, we and our Restricted Subsidiaries will not be subject to the provisions of the Indenture described above under "--Repurchase at the Option of Holders--Asset Sales," and described below under the following headings under "--Certain Covenants":


      o     "--Restricted Payments;"

      o     "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

      o "--Sale and Leaseback Transactions" (to the extent set forth in that covenant);

      o     "--Dividend and Other Payment Restrictions Affecting Subsidiaries;"

      o "--Merger, Consolidation or Sale of Assets" (to the extent set forth in that covenant);

      o     "--Transactions with Affiliates'"

      o     "--Business Activities;" and

      o     "--No Amendment of Subordination Provisions"

(collectively, the "SUSPENDED COVENANTS"); PROVIDED, HOWEVER, such covenants shall not be suspended if the Investment Grade Rating was obtained directly or indirectly by our merger, consolidation or otherwise with a company that had an Investment Grade Rating from either of the Rating Agencies and at such time we did not have an Investment Grade Rating from either of the Rating Agencies; and PROVIDED FURTHER, that the provisions of the Indenture described above under "--Repurchase at the Option of Holders--Change of Control," and described below under the following headings under "--Certain Covenants":

     o "--Limitations on Issuances of Guarantees of Indebtedness; Additional Guarantors;"
     o      "--Liens;"
     o      "--Designation of Restricted and Unrestricted Subsidiaries;"
     o      "--Payments for Consent;" and
     o      "--Reports"
will not be so suspended; and PROVIDED FURTHER, that if we and our Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, the Rating Agency or Rating Agencies which had given the Series B notes an Investment Grade Rating withdraws its or their ratings or downgrades the ratings assigned to the Series B notes below the Investment Grade Ratings so that the Series B notes do not have an Investment Grade Rating from either Rating Agency, or a Default (other than with respect to the Suspended Covenants) occurs and is continuing, we and our Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, subject to the terms, conditions and obligations set forth in the Indenture (each such date of reinstatement being the "Reinstatement Date"), including those set forth in the preceding sentence. Compliance with the Suspended Covenant with respect to Restricted Payments made after the Reinstatement Date will be calculated in accordance with the terms of the covenant described under "--Certain Covenants--Restricted Payments" as though such covenant had been in effect during the entire period of time from which the Series B notes are issued. As a result, during any period in which we and our Restricted Subsidiaries are not subject to the Suspended Covenants, the Series B notes will be entitled to substantially reduced covenant protection.

CERTAIN COVENANTS

      The Indenture contains, among others, the covenants described below.

RESTRICTED PAYMENTS

      We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly:

            (1) declare or pay any dividend or make any other payment or distribution on account of our or any of our Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving us or any of our Restricted Subsidiaries) or to the direct or indirect holders of our or any of our Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the company or to us or to our Restricted Subsidiaries);

            (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving us) any Equity Interests of the Company or any of our direct or indirect parents or any of our Restricted Subsidiaries (other than any such Equity Interests owned by us or any of our Restricted Subsidiaries);

            (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Series B notes or the Subsidiary Guarantees, except a payment of interest, principal, premium or liquidated damages at the Stated Maturity of such Indebtedness or in accordance with the mandatory provisions of such Indebtedness without giving effect to any amendment of such Indebtedness (other than an amendment approved by the holders so affected as provided below under "--No Amendment of Subordination Provisions") after the date of the Indenture with respect to any such Indebtedness issued prior to the date of the Indenture (provided that the other requirements of the Indenture, with respect to the events giving rise to such mandatory provisions are first complied with); or

            (4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

            (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment; and

            (2) with respect to all Restricted Payments other than regular dividends on Qualified Preferred Stock, we would, at the time of such Restricted Payment and after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

            (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries after April 1, 1999 (excluding Restricted Payments permitted by clauses
      (2), (3) and (4) of the next paragraph), is less than the sum, without duplication, of:

                  (a) 50% of our Consolidated Net Income for the period (taken as one accounting period) from April 1, 1999 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

                  (b) 100% of the aggregate net cash proceeds received by us since April 1, 1999 as a contribution to our common equity capital or from the issue or sale of our Equity Interests (other than Disqualified Stock) or from the issue or sale of our convertible or exchangeable Disqualified Stock or our convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to one of our Subsidiaries), plus

                  (c) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

                  (d) to the extent not otherwise included in Consolidated Net
            Income or otherwise increasing amounts available for Restricted Payments or Permitted Investments, 50% of all dividends, distributions or interest payments in respect of Restricted Investments.

The preceding provisions will not prohibit:

            (1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

            (2) the redemption, repurchase, retirement, defeasance or other acquisition of any of our Indebtedness or any Indebtedness of any Guarantor that is subordinated to the Series B notes or of any of our Equity Interests or any Equity Interests of any of our Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to one of our Subsidiaries) of, our Equity Interests (other than Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

            (3) the defeasance, redemption, repurchase or other acquisition of our Indebtedness or any Indebtedness of any Guarantor that is subordinated to the Series B notes with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

            (4) the declaration or payment of any dividend or other distribution by a Restricted Subsidiary to the holders of its common Equity Interests on a pro rata basis;

            (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the company or any Restricted Subsidiary held by any member (or any of our Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in any twelve-month period;

            (6) in connection with an acquisition by us or any of our Restricted Subsidiaries, the return to us or our Restricted Subsidiaries of Equity Interests of us or our Restricted Subsidiary constituting a portion of the purchase consideration in settlement of indemnification claims;

            (7) the purchase by us of fractional shares arising out of stock dividends, splits or combinations or business combinations;

            (8) the acquisition in open-market purchases of our common Equity Interests for matching contributions to our employee stock purchase and deferred compensation plans in the ordinary course of business and consistent with past practices;

            (9) the redemption, repurchase, retirement, defeasance or other acquisition of the 1997 Convertible Subordinated Notes; PROVIDED that at least 90% of such 1997 Convertible Subordinated Notes have been converted; and

            (10) Restricted Payments not to exceed $20.0 million under this clause (10);

PROVIDED that in the case of clauses (2), (3), (5), (8) and (10) no Default or Event of Default should have occurred and be continuing immediately after such transaction.

      The amount of all Restricted Payments (other than Restricted Payments made in cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by us or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the board of directors whose resolution with respect thereto shall be delivered to the trustee. The board of directors' determination must be based upon an opinion or apprisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, we shall deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

      We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and we will not issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of preferred stock or Disqualified Stock; PROVIDED, HOWEVER, that we may and any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if:

            (1) the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least
      2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and

            (2) no Default or Event of Default has occurred and is continuing.

      The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

            (1) The incurrence by us of additional Indebtedness under Credit Facilities; PROVIDED that the aggregate principal amount of all of our Indebtedness and all Indebtedness of our Restricted Subsidiaries outstanding at any time under all Credit Facilities incurred under this clause (1) after giving effect to such incurrence does not exceed an amount equal to $250.0 million;

            (2) the incurrence by us and our Restricted Subsidiaries of the Existing Indebtedness;

            (3) the incurrence by us of Indebtedness represented by the Series B notes originally issued on the date of the Indenture, the Guarantees and the Indenture;

            (4) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in our business or the business of such Subsidiary in an aggregate principal amount not to exceed $50.0 million at any time outstanding;

            (5) the incurrence of Indebtedness solely in respect of bankers' acceptances, letters of credit, surety or performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money of others), all in the ordinary course of business;

            (6) the incurrence by us or any of our Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2) or (3) of this paragraph;

            (7) the incurrence by us or any of our Restricted Subsidiaries of intercompany Indebtedness between or among us and any of our Restricted Subsidiaries; PROVIDED, HOWEVER, that (i) any subsequent issuance or transfer of Equity Interests or other event that results in any such Indebtedness being held by a Person other than us or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by us or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

            (8) the incurrence by us or any of our Restricted Subsidiaries of Hedging Obligations;

            (9) the guarantee by us or any of the Guarantors of our Indebtedness or the Indebtedness of a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

            (10) the incurrence by us or any of our Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $100.0 million outstanding at any time;

            (11) the incurrence by our Unrestricted Subsidiaries of Non-Recourse Debt; PROVIDED, HOWEVER, that if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary that was not permitted by this clause (11); and

            (12) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock; provided, in each such case, that the amount thereof is included in our Fixed Charges as accrued.

      For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, we, in our sole discretion, will be permitted to classify (or later classify or reclassify), in whole or in part, such item of Indebtedness in any manner that complies with this covenant.

LIENS

      We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except (1) Permitted Liens or (2) if the Obligations under the Series B notes (or a Guarantee of the Series B notes) and the Indenture are equally and ratably secured (or secured on a senior basis if such other obligations are subordinated to the Obligations under the Series B notes or the Guarantees of the Series B notes) with the other obligations so secured until such time as such other obligations are no longer secured by such Lien.

DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

      We will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

            (1) pay dividends or make any other distributions on its Capital Stock to us or any of our Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to us or any of our Restricted Subsidiaries;

            (2) make loans or advances to us or any of our Restricted Subsidiaries; or

            (3) transfer any of its properties or assets to us or any of our Restricted Subsidiaries.

      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

            (1) any Credit Facilities and Existing Indebtedness as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, PROVIDED that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, as determined in the reasonable judgment of our board of directors, with respect to such dividend and other payment restrictions than those contained in such Credit Facilities or such Existing Indebtedness, as in effect on the date of the Indenture;

            (2) the Indenture, the Guarantees and the Series B notes;

            (3) applicable law;

            (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by us or any of our Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; PROVIDED that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

            (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

            (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired;

            (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

            (8) Permitted Refinancing Indebtedness; PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, as determined in the reasonable judgment of our board of directors, than those contained in the agreements governing the Indebtedness being refinanced;

            (9) Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limit our right or the right of any of our Restricted Subsidiaries to dispose of the assets subject to such Lien;

            (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

            (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

            (12) restrictions imposed with respect to one of our Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; provided that such disposition will comply with the covenant entitled "--Repurchase at the Option of Holders-Asset Sales."

MERGER, CONSOLIDATION OR SALE OF ASSETS

      We may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not we are the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of our properties or assets, in one or more related transactions, to another Person, unless:

            (1) either: (a) we are the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

            (2) the Person formed by or surviving any such consolidation or merger (if other than the company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all of our obligations under the Series B notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

            (3) immediately after such transaction no Default or Event of Default exists; and

            (4) we or the Person formed by or surviving any such consolidation or merger (if other than the company) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; or (b) have a Fixed Charge Coverage Ratio that is the same or higher than the Fixed Charge Coverage Ratio of the company immediately prior to such transactions; PROVIDED, HOWEVER, that this clause (4) shall be suspended during any period in which we and our Restricted Subsidiaries are not subject to the Suspended Covenants.

      In addition, we may not, directly or indirectly, lease all or substantially all of our properties or assets, in one or more related transactions, to any other Person. This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any of our Wholly Owned Subsidiaries or any of the Guarantors.

TRANSACTIONS WITH AFFILIATES

      We will not, and will not permit any of our Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

            (1) such Affiliate Transaction is on terms that are no less favorable to us or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person; and

            (2)   we deliver to the trustee:

                  (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the board of directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors; and

                  (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

      The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

            (1) any employment agreement or arrangements (including loan arrangements and advances) with officers and employees entered into by us or any of our Restricted Subsidiaries in the ordinary course of business;

            (2) transactions between or among us and/or our Restricted Subsidiaries;

            (3) payment of reasonable directors fees and the provision of customary indemnification arrangements to officers, directors and employees of us or our Restricted Subsidiaries; and

            (4) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments."

DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

      The board of directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if no Default or Event of Default would occur or be continuing immediately after such designation and taking into effect the designation. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by us and our Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "--Restricted Payments" or Permitted Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The board of directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default or Event of Default as a result of such designation.

SALE AND LEASEBACK TRANSACTIONS

      We will not, and will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that we or any of our Restricted Subsidiaries that is a Guarantor may enter into a sale and leaseback transaction if:

            (1) we or that Guarantor, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens"; PROVIDED, HOWEVER, that clause (a) of this clause (1) shall be suspended during any period in which we nd our Restricted Subsidiaries are not subject to the Suspended Covenants;

            (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, which (if in excess of $10 million) will be determined in good faith by the board of directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of such sale and leaseback transaction; and

            (3) the transfer of assets in that sale and leaseback transaction is permitted by, and we apply the proceeds of such transaction in compliance with, the covenant described above under the caption "Repurchase at the Option of Holders-Asset Sales."

LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS; ADDITIONAL GUARANTORS

      We will not permit any of our Restricted Subsidiaries, directly or indirectly, to guarantee or pledge any assets to secure the payment of any of our Indebtedness under any Credit Facility unless such Restricted Subsidiary contemporaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Series B notes by such Restricted Subsidiary in the form provided in the Indenture.

      Notwithstanding the preceding paragraph, any Subsidiary Guarantee of the Series B notes will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption "--Subsidiary Guarantees." The form of the Subsidiary Guarantee will be attached as an exhibit to the Indenture.

BUSINESS ACTIVITIES

      We will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

PAYMENTS FOR CONSENT

      We will not, and will not permit any of our Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Series B notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Series B notes unless such consideration is offered to be paid and is paid to all holders of the Series B notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

NO AMENDMENT OF SUBORDINATION PROVISIONS

      Without the consent of each holder of Series B notes so affected, we will not amend, modify or alter the Subordinated Convertible Note Indenture or the Senior Subordinated Note Indenture in any way that will (i) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any Subordinated Convertible Notes or Senior Subordinated Notes or (ii) alter the redemption provisions or the price or terms at which we are required to offer to purchase such Convertible Subordinated Notes or Senior Subordinated Notes in any manner adverse to such holder.

REPORTS

      Whether or not required by the SEC, so long as any Series B notes are outstanding, we will furnish to the holders of Series B notes, within the time periods specified in the SEC's rules and regulations:

            (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such Forms, including a Management's Discussion and Analysis of Financial Condition and Results of Operations and, with respect to the annual information only, a report on the annual financial statements by our independent public accountants; and

            (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

      If we have designated any of our Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of us and our Restricted Subsidiaries separate from the financial condition and results of operations of our Unrestricted Subsidiaries.

      In addition, whether or not required by the SEC, we will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

      Each of the following is an Event of Default:

            (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Series B notes;

            (2) default in payment when due of the principal of or premium, if any, on the Series B notes, (including in connection with an offer to purchase);

            (3) failure by us or any of our Subsidiaries to comply with the provisions described under the captions "--Certain Covenants-Merger, Consolidation or Sale of Assets" and "--Repurchase at the Option of the Holders-Asset Sales" and such failure shall have continued for 15 days after notice from us or any holder of the Series B notes; and failure by us or any of our Subsidiaries to comply with the provisions under the captions "--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Preferred Stock," and such failure shall have continued for 30 days after notice from us or any holder of the Series B notes;

            (4) failure by us or any of our Restricted Subsidiaries to comply with any of the other agreements in the Indenture and such failure has continued for 60 days after notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the Series B notes then outstanding;

            (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our Restricted Subsidiaries (or the payment of which is guaranteed by us or any of our Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

                  (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such mortgage, indenture or instrument (a "Payment Default"); or

                  (b) results in the acceleration of such Indebtedness prior to its express maturity;

      and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

            (6) failure by us or any of our Restricted Subsidiaries that are Significant Subsidiaries or that would be a Significant Subsidiary if taken together to pay final judgments aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

            (7) except as permitted by the Indenture:

                o any Subsidiary Guarantee is or becomes unenforceable or invalid; or

                o any Subsidiary Guarantee ceases for any reason to be in full force and effect; or

                o any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee; and

            (8) certain events of bankruptcy or insolvency with respect to us or any of our Restricted Subsidiaries that are Significant Subsidiaries or that would be a Significant Subsidiary if taken together.

      In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to us, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Series B notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Series B notes may declare all the Series B notes to be due and payable immediately.

      Holders of the Series B notes may not enforce the Indenture or the Series B notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Series B notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Series B notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

      The holders of a majority in aggregate principal amount of the Series B notes then outstanding by notice to the trustee may on behalf of the holders of all of the Series B notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Series B notes.

      In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by us or on our behalf with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the Series B notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Series B notes. If an Event of Default occurs prior to March 1, 2005, by reason of any willful action (or inaction) taken (or not taken) by us or on our behalf with the intention of avoiding the prohibition on redemption of the Series B notes prior to March 1, 2005, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Series B notes.

      We are required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, we are required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

      No director, officer, employee, incorporator or stockholder of the company or any Guarantor, as such, shall have any liability for any of our obligations or obligations of the Guarantors under the Series B notes, the Indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Series B notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Series B notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

      We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding Series B notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

            (1) the rights of holders of outstanding Series B notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Series B notes when such payments are due from the trust referred to below;

            (2) our obligations with respect to the Series B notes concerning issuing temporary Series B notes, registration of Series B notes, mutilated, destroyed, lost or stolen Series B notes and the maintenance of an office or agency for payment and money for security payments held in trust;

            (3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

            (4) the Legal Defeasance provisions of the Indenture.

      In addition, we may, at our option and at any time, elect to have our obligations and the obligations of the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Series B notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Series B notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

            (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Series B notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages, if any, on the outstanding Series B notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the Series B notes are being defeased to maturity or to a particular redemption date;

            (2) in the case of Legal Defeasance, we shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that either we have received from, or there has been published by, the Internal Revenue Service a ruling or since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, such opinion of counsel shall confirm that, the holders of the outstanding Series B notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

            (3) in the case of Covenant Defeasance, we shall have delivered to the trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Series B notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

            (4) no Default or Event of Default shall have occurred and be continuing either:

                o on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or

                o insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

            (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which we or any of our Restricted Subsidiaries is a party or by which we or any of our Restricted Subsidiaries is bound;

            (6) we must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

            (7) we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders of Series B notes over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

            (8) we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

      Without the consent of each holder affected, an amendment or waiver may not (with respect to any Series B notes held by a non-consenting holder):

            (1) reduce the principal amount of Series B notes whose holders must consent to an amendment, supplement or waiver;

            (2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Series B notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

            (3) reduce the rate of or change the time for payment of interest on any Note;

            (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Series B notes (except a rescission of acceleration of the Series B notes by the holders of at least a majority in aggregate principal amount of the Series B notes and a waiver of the payment default that resulted from such acceleration);

            (5) make any Series B note payable in money other than that stated in the Series B notes;

            (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Series B notes to receive payments of principal of or premium, if any, or interest on the Series B notes;

            (7) waive a redemption payment with respect to any Series B note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or

            (8) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any holder of Series B notes, together with the trustee, we may amend or supplement the Indenture or the Series B notes:

            (1) to cure any ambiguity, defect or inconsistency;

            (2) to provide for uncertificated Series B notes in addition to or in place of certificated Series B notes;

            (3) to provide for the assumption of our obligations to holders of Series B notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

            (4) to make any change that would provide any additional rights or benefits to the holders of Series B notes or that does not adversely affect the legal rights under the Indenture of any such holder;

            (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

            (6) to add Guarantors of the Series B notes.

SATISFACTION AND DISCHARGE

      The Indenture will be discharged, and will cease to be of further effect as to all Series B notes issued thereunder, when:

            (1) either:

                  (a) all Series B notes that have been authenticated, except lost, stolen or destroyed Series B notes that have been replaced or paid and Series B notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the trustee for cancellation; or

                  (b) all Series B notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and we have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Series B notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

            (2) the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we or any Guarantor is a party or by which we or any Guarantor is bound;

            (3) we have paid or caused to be paid all sums payable by us under the Indenture; and

            (4) we have delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

      In addition, we must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

INFORMATION CONCERNING THE TRUSTEE

      The Chase Manhattan Bank serves as trustee under the Indenture relating to the Series B notes.

      The Indenture contains limitations on the rights of the trustee thereunder, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Indenture permits the trustee to engage in other transactions; provided, however if it acquires any conflicting interest it must eliminate such conflict, apply to the commission for permission to continue, or resign.

GOVERNING LAW

      The Indenture and the notes are governed by the laws of the State of New York.

GLOSSARY

      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      "ACQUIRED DEBT" means, with respect to any specified Person:

            (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

            (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

      "ASSET SALE" means:

            (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices and sales of accounts receivables under a Credit Facility permitted to be incurred as Indebtedness; PROVIDED that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

            (2) the issuance of Equity Interests by any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries,

      Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

            (1) any single transaction or series of related transactions that:
      (a) involves assets having a fair market value of less than $2.0 million; or (b) results in net proceeds to the Company and its Restricted Subsidiaries of less than $2.0 million;

            (2) a transfer of assets between or among the Company and any Restricted Subsidiary;

            (3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; and

            (4) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments."

      "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

      "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

      "BOARD OF DIRECTORS" means:

            (1) with respect to a corporation, the board of directors, or a duly authorized committee thereof, of the corporation;

            (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

            (3) with respect to any other Person, the board or committee of such Person serving a similar function.

      "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

      "CAPITAL STOCK" means:

            (1) in the case of a corporation, corporate stock;

            (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

            (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

            (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      "CASH EQUIVALENTS" means:

            (1) United States dollars;

            (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

            (3) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers' acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better;

            (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

            (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition; and

            (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through
      (5) of this definition.

      "CHANGE OF CONTROL" means the occurrence of any of the following:

            (1) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act);

            (2) the adoption of a plan relating to the liquidation or dissolution of the Company;

            (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

            (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

            (5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

      For the purposes of this definition of "Change of Control", any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of an equity interest in the Company.

      "CONSOLIDATED CASH FLOW" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period PLUS:

            (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; PLUS

            (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; PLUS

            (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; PLUS

            (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses including asset impairment charges pursuant to FASB 121 (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; PLUS

            (5) the one time charge (up to $5.0 million) realized in connection with the repurchase of the unsatisfied portion of the $20.0 million volumetric production payment granted by Odessa to Norwest Bank Texas, N.A. effective March 1, 2000; MINUS

            (6) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued or otherwise recorded in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

      "CONSOLIDATED NET INCOME" means, with respect to any specified Person for any periods the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that:

            (1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Guarantor;

            (2) the Net Income of any Restricted Subsidiary that is not a Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

            (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

            (4) the Net Income (and loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries; and

            (5) the cumulative effect of a change in accounting principles shall be excluded.

      "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who:

            (1) was a member of such Board of Directors on the date of the Indenture; or

            (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

      "CREDIT FACILITIES" means, with respect to the Company, one or more debt facilities or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

      "DEFAULT" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

      "DESIGNATED NONCASH CONSIDERATION" means the fair market value of noncash consideration received by the Company or one of its Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation, executed by the chief financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.

      "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

      "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

      "EQUITY OFFERING" means any sale by the Company of any Equity Interest (other than Disqualified Stock) of the Company for cash.

      "EXISTING INDEBTEDNESS" means up to $357.0 million in aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries in existence on the date of the Indenture, until such amounts are repaid.

      "EXPLORATION AND PRODUCTION ASSETS" means the oil and gas exploration and production assets of Odessa held by Odessa as of the date of the Indenture, and any such oil and gas assets received in exchange for oil and gas assets held by Odessa as of the date of the Indenture.

      "FIXED CHARGES" means, with respect to any Person for any period, the sum, without duplication, of:

            (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations, but excluding the amortization of fees paid (or one-time syndication fees owed) prior to the date of the Indenture with respect to (i) any Credit Facility that was in place prior to the date of the Indenture, (ii) the Notes, (iii) the Subordinated Convertible Notes, and (iv) the Senior Subordinated Notes; PLUS

            (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; PLUS

            (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; PLUS

            (4) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times
      (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

      "FIXED CHARGE COVERAGE RATIO" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

      In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

            (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

            (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

            (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

      "GUARANTEE" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

      "GUARANTORS" means each of the following until released as a Guarantor under the Indenture:

            (1) Yale E. Key, Inc., a Texas corporation; Key Energy Drilling, Inc., a Delaware corporation; WellTech Eastern, Inc., a Delaware corporation; Odessa Exploration Incorporated, a Delaware corporation; Kalkaska Oilfield Services, Inc., a Michigan corporation; Well-Co Oil Service, Inc., a Nevada corporation; Patrick Well Service, Inc., a Kansas corporation; Ram Oil Well Service, Inc., a New Mexico corporation; Rowland Trucking Co., Inc., a New Mexico corporation; Landmark Fishing & Rental, Inc., an Oklahoma corporation; Dunbar Well Service, Inc., a Colorado corporation; Frontier Well Service, Inc., a Wyoming corporation; Key Rocky Mountain, Inc., a Delaware corporation; Key Four Corners, Inc., a Delaware corporation; Jeter Service Co., an Oklahoma corporation; Jeter Well Service, Inc., an Oklahoma corporation; Jeter Transportation, Inc., an Oklahoma corporation; Industrial Oilfield Supply, Inc., an Oklahoma corporation; Brooks Well Servicing, Inc., a Delaware corporation; Updike Brothers, Inc., a Wyoming corporation; J.W. Gibson Well Service Company, a Delaware corporation; Key Energy Services--South Texas, Inc., a Delaware corporation; Key Energy Services--California, Inc., a Delaware corporation; Watson Oilfield Service & Supply, Inc., a Delaware corporation; WellTech Mid-Continent, Inc., a Delaware corporation; Dawson Production Management, Inc., a Delaware corporation; Dawson Production Taylor, Inc., a Delaware corporation; Dawson Production Acquisition Corp., a Delaware corporation; and Dawson Production Partners, L.P., a Delaware limited partnership; and

            (2) any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture;

      and their respective successors and assigns.

      "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under:

            (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and

            (2) other agreements or arrangements designed to protect such Person against fluctuations in commodity prices, interest rates or the value of foreign currencies purchased or received by the Company the ordinary course of business and not for the purposes of speculation.

      "INDEBTEDNESS" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

            (1) borrowed money;

            (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

            (3) banker's acceptances;

            (4) Capital Lease Obligations;

            (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

            (6) any Hedging Obligations; or

            (7) obligations of special purpose entities formed to borrow money that are secured or financed by accounts receivable of the Company or any Restricted Subsidiary;

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations and receivables financings) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

      The amount of any Indebtedness outstanding as of any date shall be:

            (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

            (2) the principal amount thereof, in the case of any other Indebtedness.

      "INVESTMENT GRADE RATING" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's or BBB- (or the equivalent) by S&P.

      "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

      "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

      "MOODY'S" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

      "NET INCOME" means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

            (1) any gain or loss together with any related provision for taxes on such gain or loss realized in connection with: (a) any Asset Sale; or
      (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

            (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

      "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

      "NON-RECOURSE DEBT" means Indebtedness:

            (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
      (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

            (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

            (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

      "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      "ODESSA" means Odessa Exploration Incorporated, a Delaware corporation.

      "PERMITTED BUSINESS" means any of the businesses engaged in by the Company and its Subsidiaries on the date of the Indenture and all reasonable extensions thereof and other businesses ancillary or related thereto or to the oil and gas industry.

      "PERMITTED INVESTMENTS" means:

            (1) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor;

            (2) any Investment in Cash Equivalents;

            (3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

                  (a) such Person becomes a Restricted Subsidiary of the
            Company; or

                  (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

            (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales" or in connection with the settlement or release of claims in an insolvency or similar proceeding or a settlement in lieu of an insolvency or similar proceeding;

            (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

            (6) other Investments in any Subsidiary that is not a Guarantor having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), which when taken together with all other Investments made pursuant to this clause (6) not to exceed $30.0 million outstanding at any time (without giving effect to any reduction for any writedown or writeoff of such Investments); and

            (7) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) since the date of the Indenture, not to exceed $30.0 million outstanding at any time (without giving effect to any reduction for any writedown or writeoff of such Investments).

      "PERMITTED LIENS" means:

            (1) Liens securing Indebtedness (other than Indebtedness subordinated to the Notes), Obligations under Credit Facilities and all Guarantees thereof, in each case, that were permitted by the terms of the Indenture to be incurred;

            (2)   Liens in favor of the Company or any Guarantor;

            (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; PROVIDED that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;

            (4) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, PROVIDED that such Liens were not incurred in contemplation of such acquisition;

            (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

            (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "--Certain

      Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness and the proceeds thereof;

            (7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (10) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock";

            (8)   Liens existing on the date of the Indenture;

            (9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

            (10) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business;

            (11) Liens consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

            (12) Liens on property of the Company or any Subsidiary securing (a) the performance of bids, trade contacts (other than for borrowed money), leases and statutory obligations, (b) surety bonds and (c) other obligations of a like nature, including pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation, in each case, incurred in the ordinary course of business;

            (13) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries taken as a whole;

            (14) purchase money security interests on any property acquired by the Company or any Subsidiary in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property, PROVIDED that (a) any such Lien attaches to such property concurrently with or within 180 days after the acquisition thereof, (b) such Lien attached solely to the property so acquired in such transaction and the proceeds thereof and (c) the principal amount of the Indebtedness secured thereby does not exceed 100% of the costs of such property;

            (15) Liens arising solely by virtue of any statutory or common law provisions relating to banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or the funds maintained with a creditor depository institution, PROVIDED that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (b) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

            (16) extensions, renewals and replacements of Liens referred to in clauses (1) through (15) above; PROVIDED that any such extension, renewal or replacement Lien is limited to the property or assets covered by the Lien extended, renewed or replaced and does not secure any Indebtedness in principal amount (or accreted value) in excess of the principal amount (or accreted value) in excess of that secured immediately prior to such extension, renewal or replacement;

            (17) Liens consisting of the rights of lessees with respect to assets leased by the Company or any Subsidiary to such lessees; and

            (18) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding.

      "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); PROVIDED that:

            (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

            (2) such Permitted Refinancing Indebtedness has a final maturity date not sooner than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

            (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

            (4) such Indebtedness is incurred either by the Company, by the Restricted Subsidiary or Restricted Subsidiaries which are the obligor or obligors on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or by the Company and such Restricted Subsidiary or Restricted Subsidiaries, as the case may be.

      "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

      "QUALIFIED PREFERRED STOCK" means preferred stock of the Company, PROVIDED that when first issued, the Company would, after giving pro forma effect to such issuance, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock."

      "RATING AGENCY" means each of S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by us (as certified by a resolution of our Board of Directors) which shall be substituted for S&P or Moody's, or both, as the case may be.

      "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

      "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

      "S&P" means Standard & Poor's Ratings Group, Inc., or any successor to the rating agency business thereof.

      "SENIOR SUBORDINATED NOTE INDENTURE" means that certain indenture, dated January 22, 1999, between the Company and The Bank of New York, as trustee, as amended or supplemented from time to time, relating to the Senior Subordinated Notes.

      "SENIOR SUBORDINATED NOTES" means the Company's 14% Senior Subordinated Notes due 2009 issued pursuant to the Senior Subordinated Note Indenture.

      "SIGNIFICANT SUBSIDIARY" means, at any time, any Subsidiary that, at such time, would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

      "STATED MATURITY" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness or as such scheduled maturity date may have been deferred, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      "SUBORDINATED CONVERTIBLE NOTE INDENTURE" means that certain indenture, dated as of September 25, 1997, between the Company and American Stock Transfer & Trust Company, as trustee, as amended or supplemented from time to time, relating to the Subordinated Convertible Notes.

      "SUBORDINATED CONVERTIBLE NOTES" means the Company's 5% Senior Subordinated Notes due 2004 issued pursuant to the Subordinated Convertible Note Indenture.

      "SUBSIDIARY" means, with respect to any Person:

            (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

            (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
      (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

      "UNRESTRICTED SUBSIDIARY" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

            (1)   has no Indebtedness other than Non-Recourse Debt;

            (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

            (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

            (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

            (5) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

      Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants --Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if: (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants-- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

      "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

            (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

            (2) the then outstanding principal amount of such Indebtedness.

      "WHOLLY OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

BOOK ENTRY; DELIVERY AND FORM

      We will issue the Series B notes in the form of one permanent global certificate in definitive, fully registered form. The global certificate will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee.

      Except as set forth below, the global certificate may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      DTC has advised us that:

      o DTC is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its participants;

      o participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations; and

      o access to the DTC's book-entry system is also available to other entities, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant.

      Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

      DTC has also advised that pursuant to procedures established by it:

            (1) upon the deposit by us of the Series B notes, DTC will credit the accounts of participants with the principal amount of the Series B notes equivalent to their interest in the old notes tendered for exchange; and

            (2) ownership of beneficial interests in the global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, the participants and the indirect participants.

      The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Accordingly, the ability to transfer interests in the Series B notes represented by a global certificate to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Series B notes represented by a global certificate to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

      So long as DTC or its nominee is the registered owner of the global certificate, DTC will be considered the sole owner or holder of the Series B notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the global certificate will not:

      o be entitled to have Series B notes registered in their names, will not receive or be entitled to receive physical delivery of Series B notes in definitive form; and

      o be considered the registered owners or holders of the Series B notes for the purpose of receiving payments and for all other purposes, including with respect to the giving of any direction, instruction or approval to the trustee.

      Neither we, the trustee, the paying agent, the note registrar nor any of our agents will have any responsibility or liability for:

            (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interest in the Series B notes or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Series B notes; or

            (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

      We will make principal and interest payments on the Series B notes, either directly or through a paying agent, to DTC as the registered owner of the global certificate. Under the terms of the Indenture, we and the trustee will treat the persons in whose names the notes are registered as the owners of such notes for all purposes. Therefore, neither we, the trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to beneficial owners. DTC has advised us and the trustee that its present practice is, upon receipt of any payment of principal or interest to credit immediately the accounts of the participants with payment in amounts proportionate to their respective holdings in the global certificate as shown on the records of DTC. Payments by participants and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participants or indirect participants.

      As long as the Series B notes are represented by a global certificate, DTC's nominee will be the holder of the Series B notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the notes. DTC has advised us that it will take any action permitted to be taken by a holder of Series B notes only at the direction of one or more participants to whose account DTC has credited the interests in the Series B notes and only in respect of such portion of the aggregate principal amount of the Series B notes as to which such participant or participants has or have given such direction. Notice by participants or indirect participants or by beneficial owners held through such participants or indirect participants must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC will timely take any such action, the beneficial owner must instruct the broker or other participant. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant or indirect participant through which it holds its interest in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. We will not be liable for any delay in delivery of instructions to DTC.

      We will issue Series B notes in definitive form in exchange for the global certificate if:

            (1) DTC (a) is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within 90 days or (b) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934;

            (2) we, at our option, notify the trustee in writing that we elect to cause the issuance of certificated notes; or

            (3) there has occurred and is continuing a Default or Event of Default with respect to the Series B notes.

      In such an instance, a beneficial owner will be entitled to have Series B notes equal in principal amount to such beneficial interest issued in fully registered certificated form. Series B notes so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

      Neither we nor the trustee will be liable for any delay by DTC or its nominee in identifying the beneficial owners of Series B notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion is addressed to persons who receive Series B notes in this exchange offer based upon current provisions of the Internal Revenue Code, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders of the Series B notes (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who hold Series B notes in connection with a hedging transaction, straddle, or conversion transaction) may be subject to special rules not discussed below.

      The issuance of the Series B notes to holders of the old notes pursuant to the terms set forth in this prospectus will not constitute a taxable exchange for federal income tax purposes. Consequently, no gain or loss will be recognized by holders of the old notes upon receipt of the Series B notes. Issuance of the Series B notes should be treated for federal income tax purposes either (i) as merely a continuation of a single debt obligation as to which no gain or loss is realized or (ii) as an exchange of debt securities on which no gain or loss is recognized. In either event, for purposes of determining gain or loss upon the subsequent sale or exchange of the Series B notes, a holder's basis in the Series B notes will be the same as such holder's basis in the old notes exchanged therefor. A holder's holding period for the Series B notes should include the holder's holding period for the notes exchanged. Each holder's taxation of a Series B note will be the same as for the old notes, and the issue price, original issue discount, bond premium and market discount inclusion and other tax characteristics of the Series B notes should be identical to the issue price, original issue discount, bond premium and market discount inclusion and other tax characteristics of the old notes exchanged therefor.

                              PLAN OF DISTRIBUTION

      Each broker-dealer that acquires Series B notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Series B notes. This prospectus, as supplemented, as it may be amended or further supplemented from time to time, may be used by a broker-dealer in connection with resales of Series B notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as supplemented, as amended or further supplemented, available to any broker-dealer for use in connection with any such resale.

      We will not receive any proceeds from any sales of the Series B notes by broker-dealers. Series B notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Series B notes or a combination of such methods or resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Series B notes. Any broker-dealer that resells the Series B notes that were received by it for its own account pursuant to the exchange offer may be deemed to be an underwriter within the meaning of the Securities Act of 1933 and any profit on any such resale of Series B notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act of 1933.

      For the period of time as such broker-dealers must comply with prospectus delivery requirements of the Exchange Act in order to resell the Series B notes, we will promptly send additional copies of this prospectus, as supplemented, and any amendment or additional supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay certain expenses incident to the exchange offer, other than commission or concessions of any brokers or dealers, and will indemnify the holders of the old notes against certain liabilities, including liabilities under the Securities Act of 1933.

      By acceptance of this exchange offer, each broker-dealer that receives Series B notes for its own account pursuant to the exchange offer agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus, as supplemented, untrue in any material respect or which requires the making of any changes in the prospectus in order to make the statements therein not misleading (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of the prospectus until we have amended or supplemented the prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemental prospectus to such broker-dealer.

                            LEGAL MATTERS

      Certain legal matters in connection with the validity of the Series B notes offered hereby will be passed on for us by Porter & Hedges, L.L.P., Houston, Texas.

                            KEY ENERGY SERVICES INC.


                                 EXCHANGE OFFER

                               ------------------


                                   PROSPECTUS

                                   SUPPLEMENT

                               ------------------

PROSPECTUS

                                     [LOGO]

                                  $375,000,000
                           KEY ENERGY SERVICES, INC.

                                  Common Stock
                                Debt Securities
                                Preferred Stock
                                    Warrants
                                  -----------

    This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. This means:

    - we may issue the common stock, debt securities, preferred stock and warrants covered by this prospectus from time to time;

    - we will issue the common stock, preferred stock, warrants and debt securities to people from whom we acquire assets, businesses or securities;

    - we will provide a prospectus supplement each time we issue the securities;

    - the prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.

    Our common stock is listed and traded on the New York Stock Exchange under the symbol "KEG."

  CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6 IN THIS PROSPECTUS.

  Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                     This prospectus is dated June 21, 1999

    YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                               TABLE OF CONTENTS

SECTION                                                                                                      PAGE
--------------------------------------------------------------------------------------------------------  -----------
Where You Can Find More Information.....................................................................           3
Key Energy Services, Inc................................................................................           4
The Offering............................................................................................           4
Ratio of Earnings to Fixed Charges......................................................................           5
Forward-Looking Statements..............................................................................           6
Risk Factors............................................................................................           6
Acquisition Terms.......................................................................................          11
Selling Security Holders and Plan of Distribution.......................................................          12
Description of Debt Securities..........................................................................          13
Description of Capital Stock............................................................................          17
Description of Warrants.................................................................................          18
Legal Matters...........................................................................................          18
Experts.................................................................................................          19

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-67667) with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C.; New York, New York; and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

    SEC rules allow us to include some of the information required to be in the registration statement by incorporating that information by reference to documents we file with them. That means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until we sell all of the securities covered by this prospectus:

    - Annual Report on Form 10-K for the year ended June 30, 1998, as amended by Annual Report on Form 10-K/A filed on October 28, 1998, and as further amended by Annual Report on Form 10-K/A2 filed on March 31, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended September 30, 1998, as amended by Quarterly Report on Form 10-Q/A filed on March 31, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended December 31, 1998, as amended by Quarterly Report on Form 10-Q/A filed on March 31, 1999 and as further amended by Quarterly Report on Form 10-Q/A filed on April 30, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, as amended by Quarterly Report on Form 10-Q/A filed on June 7, 1999;

    - Current Reports on Form 8-K, filed on September 28, 1998, Form 8-K/A filed on October 28, 1998, Form 8-K/A2 filed on March 31, 1999, Form 8-K filed on December 21, 1998 and Form 8-K filed on February 3, 1999, Form 8-K filed on April 20, 1999, and Form 8-K filed on May 6, 1999;

    - Our prospectus dated April 16, 1999 as filed with the SEC pursuant to Rule 424(b) on April 16, 1999, as supplemented by the prospectus supplement dated May 4, 1999 filed with the SEC pursuant to Rule 424(b) on May 4, 1999;

    - Proxy Statement on Schedule 14A, dated November 17, 1998; and

    - The description of our common stock contained in Form 8-A dated March 27, 1998, including any amendments or reports that have been filed to update the description.

    You may request a copy of these filings, which we will provide to you at no cost, by writing or telephoning us at the following address:

    Key Energy Services, Inc.
    Two Tower Center, 20th Floor
    East Brunswick, New Jersey 08816
    (732) 247-4822

                           KEY ENERGY SERVICES, INC.

BUSINESS

    We are the world's largest onshore oil and gas well service and workover company based on the number of rigs we own and available industry data. We provide a complete range of rig-based well maintenance, workover, completion, recompletion, contract drilling and non-rig ancillary well services to major and independent oil and gas companies. We believe that we have the most comprehensive array of services of any participant in the market and have differentiated ourself from our competitors by our position as a single-source provider of multiple well-head based services and products across multiple geographic regions. In addition to maintenance and workover services, we provide services that include:

    - the completion of newly drilled wells;

    - the recompletion of existing wells (including horizontal recompletions);

    - plugging and abandonment of wells at the ends of their useful lives;

    - oilfield fluid and equipment transportation;

    - oilfield fluid storage and disposal services;

    - fishing and rental tools;

    - wireline services;

    - air drilling;

    - hot oiling; and

    - production testing services.

    AREAS OF OPERATION. Our principal operating regions in the United States include West Texas and Eastern New Mexico, the Gulf Coast, Oklahoma, Michigan, the Appalachian Basin, the Rocky Mountains, the Ark La Tex region, the Four Corners area and California. We also operate in Argentina and have limited operations in Ontario, Canada.

    OPERATING ASSETS. We estimate that our share of the domestic onshore well service rig fleet is approximately 37% based on the number of rigs we own and available industry data. Our operating assets consist of approximately 1,420 well service and workover rigs, 75 drilling rigs and 1,130 oil field trucks.

    ACQUISITIONS. We have pursued an acquisition strategy designed to consolidate a highly fragmented industry that is primarily comprised of small, regional well service companies. Over the last three years, we have completed over 50 acquisitions, for an aggregate consideration of approximately
$807 million.

                              -------------------

    Our principal executive offices are located at Two Tower Center, 20th Floor, East Brunswick, New Jersey 08816 and our phone number is
(732) 247-4822.

                                  THE OFFERING

    This prospectus covers up to $375,000,000 of common stock, debt securities, preferred stock and warrants that we plan to issue to the owners or controlling persons of assets or businesses that we may acquire and holders of securities that we may acquire in the future. This prospectus may also be used by those people to resell the securities we issue to them.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of our earnings to our fixed charges for each of the periods indicated is as follows:

             FISCAL YEAR ENDED JUNE 30,                 NINE MONTHS ENDED
1994         1995       1996       1997       1998       MARCH 31, 1999
---------  ---------  ---------  ---------  ---------  -------------------
     2.65       2.57       2.62       2.52       2.61           (0.18)

    For these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expenses, amortization of debt issuance expenses and the portions of rentals and lease obligations representative of the interest factor.

                           FORWARD-LOOKING STATEMENTS

    The statements made in this prospectus or in the documents we have incorporated by reference that are not statements of historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe," or similar terminology.

    The forward-looking statements include discussions about business strategy and expectations concerning market position, future operations, margins, profitability, liquidity and capital resources, and statements concerning the integration into our business of the operations we have acquired. Although we believe that the expectations in such statements are reasonable, we cannot give any assurance that those expectations will be correct.

    We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

    Our operations are subject to several uncertainties, risks and other influences, many of which are outside our control and any of which could materially affect our results of operations and ultimately prove the statements we make to be inaccurate.

    Important factors that could cause actual results to differ materially from our expectations are discussed under the heading "Risk Factors" and elsewhere in this prospectus.

                                  RISK FACTORS

    YOU SHOULD CONSIDER THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO BUY OUR SECURITIES.

RECENT OPERATING LOSSES

    We have experienced a significant decrease in the demand for our services during the last three quarters that has resulted in operating losses. The proceeds of our May 1999 public offering permitted us to reduce indebtedness and has provided us with a cash reserve which, together with cash from operations, should permit us to maintain operations for the balance of calendar 1999 and through 2000. However, there must be a significant improvement in the demand for our services for us to be able to generate cash from operations sufficient to service our indebtedness or to return to profitability. No assurance can be given when or if there will be any such improvement in demand for our services.

RISKS ASSOCIATED WITH OIL AND GAS INDUSTRY -- OUR BUSINESS IS DEPENDENT ON CONDITIONS IN THE OIL AND GAS INDUSTRY, ESPECIALLY THE PRODUCTION EXPENDITURES OF OIL AND GAS COMPANIES.

    The demand for our services is directly influenced by current and anticipated oil and gas prices, oil and gas production costs, and government regulation and conditions in the worldwide oil and gas industry, and particularly on the level of development, exploration and production activity of, and corresponding spending by, oil and gas companies. Most of our operations are in the United States where the demand for well servicing and related services currently is depressed in many markets because of weak oil prices, which recently were at a twelve-year low. Continued weakness in oil and gas prices may cause lower day rates and lower utilization of available well service equipment, which may influence the recoverability and carrying value of our long-term assets and related goodwill balances, pursuant to the provisions of SFAS 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." In addition, when oil prices are weak, fewer wells are drilled, resulting in less drilling and less maintenance work for us. Periods of diminished or weakened demand may continue to occur. In light of these and other factors relating to the oil and gas industry, our historical operating results may not be indicative of future performance. In addition, reductions in oil prices can result in a reduction in the trading prices of our securities, even if the reduction in oil prices does not affect our business generally.

SUBSTANTIAL LEVERAGE -- OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER OUR CURRENT INDEBTEDNESS.

    We have a significant amount of indebtedness. Our substantial indebtedness could:

    - increase our vulnerability to general adverse economic and industry conditions;

    - limit our ability to fund future working capital, capital expenditures and other general corporate requirements;

    - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    - place us at a competitive disadvantage compared to our competitors that have less debt; and

    - limit, along with the financial and other restrictive covenants in our credit facility, among other things, our ability to borrow additional funds. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

ADDITIONAL BORROWINGS AVAILABLE -- DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES STILL MAY BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER INCREASE THE RISKS DESCRIBED ABOVE.

    We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Our credit facility currently permits additional borrowings of up to approximately $9.0 million. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

ABILITY TO SERVICE DEBT -- TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

    Our ability to make payments on and to refinance our indebtedness, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

    We cannot assure you that our business will generate sufficient cash flow from operations to service our outstanding debt, that currently anticipated cost savings and operating improvements will be realized or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility, on commercially reasonable terms or at all.

RISKS ASSOCIATED WITH INTEGRATION OF ACQUISITIONS -- WE HAVE PURSUED, AND INTEND TO CONTINUE TO PURSUE, ACQUISITIONS. OUR BUSINESS MAY BE ADVERSELY AFFECTED IT WE CANNOT EFFECTIVELY INTEGRATE ACQUIRED OPERATIONS.

    One of our business strategies has been to acquire operations and assets that are complementary to our existing businesses. In the last twelve months, our acquisitions have doubled the number of well service rigs we own. Our revenues have grown from $44.7 million in fiscal 1995 to $645.6 million on a pro forma basis in fiscal 1998, largely as a result of acquisitions. Acquiring operations and assets involves financial, operational and legal risks. These risks include the difficulty of assimilating operations, systems and personnel of the acquired businesses and maintaining uniform standards, controls, procedures and policies. Any future acquisitions would likely result in an increase in expenses. In addition, competition from other potential buyers could cause us to pay a higher price than we otherwise might have to pay and reduce our acquisition opportunities. Moreover, our past success in making acquisitions and in integrating acquired businesses does not necessarily mean we will be successful in making acquisitions and integrating businesses in the future.

OPERATING RISKS; INSURANCE -- OUR BUSINESS COULD BE ADVERSELY AFFECTED BY CERTAIN OPERATING RISKS, AND OUR INSURANCE MAY NOT BE ADEQUATE TO COVER ALL LOSSES OR LIABILITIES WE MIGHT INCUR IN OUR OPERATIONS.

    Our operations are subject to many hazards. These hazards include explosions, blow-outs, reservoir damage, loss of well control, cratering, fires and damage to the environment. In addition, we are subject to seasonal risks caused by adverse weather conditions such as rain and flooding, high winds and severe winter storms. Operations in northern regions are subject to limitations on transporting equipment during the spring thaw. These hazards and risks could cause the suspension of operations, damage to or destruction of our equipment and the property of others and injury or death to field personnel. Like most companies in our industry, we have experienced some of these incidents in our operations. The frequency and severity of these incidents affect our operating costs and our relationships with customers, employees and regulators. Any significant increase in the frequency or severity of such incidents, or the general level of compensation awards, could affect our ability to obtain insurance and could have a material adverse effect on our business. We have insurance, customary in the industry, to protect against these liabilities. However, this insurance is capped at $50 million per incident and does not provide coverage for all liabilities. Our insurance may not be adequate to cover all losses or abilities that we might incur in our operations. To the extent our liability for any particular loss or liability exceeds the $50 million cap, we would incur costs for the excess. Moreover, we may not be able to maintain insurance at adequate levels or at reasonable rates and particular types of coverage may not be available in the future.

COMPETITION

    We experience intense competition in our markets. Certain of our competitors have greater financial and other resources than we do.

POTENTIAL LABOR SHORTAGE -- WE HISTORICALLY HAVE EXPERIENCED A HIGH EMPLOYEE TURNOVER RATE. ANY DIFFICULTY WE EXPERIENCE REPLACING OR ADDING WORKERS COULD ADVERSELY AFFECT OUR BUSINESS.

    We historically have experienced an annual employee turnover rate of over 50%. The high turnover rate is caused by the nature of the work, which is physically demanding and performed outdoors. As a result, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with ours. Although we currently are downsizing our workforce, we cannot assure that at times of high demand we will be able to recruit and train workers. Potential inability or lack of desire by workers to commute to our facilities and job sites and competition for workers from other industries are factors that could affect our ability to attract workers. We believe that our wage rates are competitive with the wage rates of our competitors and other potential employers. A significant increase in the wages other employers pay could result in a reduction in our workforce, increases in our wage rates, or both. Either of these events could diminish our profitability and growth potential.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS -- WE MAY BECOME LIABLE FOR PENALTIES UNDER A VARIETY OF ENVIRONMENTAL LAWS AND GOVERNMENT REGULATIONS EVEN IF WE DO NOT CAUSE ANY ENVIRONMENTAL PROBLEMS. CERTAIN CHANGES IN ENVIRONMENTAL LAWS AND GOVERNMENT REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

    Our operations are subject to foreign, federal, state and local laws and regulations relating to protection of the environment, natural resources, health and safety, waste management and transportation of waste and other materials including hydrocarbons and chemicals. Our fluid services include injection operations that pose certain risks of environmental liability. Although we monitor the injection process, the possibility exists of leakage to surface or subsurface soils or groundwater, which could result in cancellation of well operations, fines and penalties, expenditures for remediation, and liability for property damages and personal injuries. Sanctions for noncompliance with applicable environmental laws and regulations also may include administrative, civil and criminal penalties, revocation of permits and corrective action orders. In addition, our operations may be subject to potential liability for environmental clean up at currently or previously owned or operated properties or off-site locations where we sent, disposed of, or arranged for disposal of hazardous materials. A party can be liable for environmental damage without regard to its negligence or fault. Therefore, we could incur liability based on the conduct of others, or for acts that were lawful at the time we performed them. Environmental laws have become more stringent over the years. The modification or interpretation of existing laws or regulations, the adoption of new laws or regulations or the more vigorous enforcement of environmental laws or regulations could curtail exploratory or development drilling for oil and gas and could limit well servicing opportunities.

FOREIGN INVESTMENTS -- OUR FOREIGN BUSINESS EXPOSES US TO RISKS RELATING TO INCREASED REGULATION AND POLITICAL OR ECONOMIC INSTABILITY WITHIN CERTAIN FOREIGN COUNTRIES.

    We have investments and may make additional investments in Argentina and Canada. We may make other investments outside the United States. Foreign investments are subject to risks relating to the political, social and economic structures of those countries. Risks may include fluctuations in currency valuation, expropriation, confiscatory taxation and nationalization, currency conversion restrictions, increased regulation and approval requirements and governmental policies limiting returns to foreign investors. In fiscal 1998, our foreign operations accounted for less than 10% of our revenues.

DEPENDENCE ON KEY PERSONNEL -- OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE LOSE OUR EXECUTIVE OFFICERS.

    We depend upon the performance of our executive officers. We have entered into employment agreements with these executive officers that contain non-compete provisions. Notwithstanding these agreements, we may not be able to retain our executive officers and may not be able to enforce the non-compete provisions in the employment agreements. We maintain key person life insurance on the lives of certain of our offices, including our chief executive officer. This insurance does not mean that the death or disability of one or more of them would not adversely affect our operations.

YEAR 2000 ISSUE -- THE YEAR 2000 PROBLEM MAY ADVERSELY AFFECT OUR BUSINESS IT OUR SUPPLIERS AND CUSTOMERS DO NOT ADEQUATELY ADDRESS THEIR YEAR 2000 CONCERNS.

    We currently are implementing a new integrated management information system along with updated hardware that will replace most of our current systems. The new management information system will be year 2000 compliant for our systems as well as for those of our past and future acquisitions. Implementation began in July 1998 and is scheduled to be substantially completed by June 1999. Our new management information systems do not cover our Argentine operations, but we have established a separate system, which is year 2000 compliant, that will be implemented in late 1999.

    We have not yet developed a plan to formally communicate with our significant suppliers and customers to determine if those parties have appropriate plans to remedy year 2000 issues when their systems interface with our systems or otherwise have an impact on our operations. We do not anticipate that this will have a material impact on our operations. However, there can be no assurance that the systems of other companies on which we rely will be timely converted, or that failure to successfully convert by another company, or conversion that is incompatible with our systems, would not have an impact on our operations. We currently do not have a contingency plan to cover any unforeseen problems encountered that relate to the year 2000, but we intend to produce one before the end of the current fiscal year.

    The cost of the new management information system is not anticipated to have a material impact on our business. Although we are not aware of any material operational issues or costs associated with preparing our internal systems for the year 2000, there can be no assurance that there will not be a delay in, or increased costs associated with, the implementation of the necessary systems and changes to address the year 2000 issues.

    If we are unable to adequately address the year 2000 issue in a timely manner, the worst case scenario would be that we could suffer significant computer downtime, and billings, payments and collections would revert to manual accounting records. In addition, the inability of our principal suppliers and major customers to be year 2000 compliant could result in delays in product deliveries from those suppliers and collection of accounts receivable.

SHARES ELIGIBLE FOR FUTURE SALE -- THE MARKET PRICE OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED BY SALES OF SUBSTANTIAL AMOUNTS OF COMMON STOCK IN THE PUBLIC MARKET OR THE PERCEPTION THAT SUCH SALES COULD OCCUR.

    As of June 7, 1999, we had 83,155,068 shares of common stock outstanding. As of such date, approximately 16.2 million shares of common stock were issuable upon the exercise of outstanding options, warrants and convertible securities. The market price of the common stock could be adversely affected by sales of substantial amounts of common stock in the public market or the perception that such sales could occur.

VOLATILITY -- THE TRADING PRICE OF OUR SECURITIES COULD BE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

    The trading price of our common stock has been volatile. Factors such as announcements of fluctuations in our or our competitors' operating results and market conditions for oil and gas related stocks in general could have a significant impact on the future trading prices of our securities. In particular, the trading price of the common stock of many oil and gas companies has experienced extreme price and volume fluctuations, which have at times been unrelated to the operating performance of such companies whose stocks were affected. The trading prices of our securities could be subject to significant fluctuations in response to variations in our prospects and operating results, which may in turn be affected by weakness in oil prices, changes in interest rates and other factors. In addition, our May 1999 public offering of 58,508,772 shares of our common stock resulted in an approximate 317% increase in the number of shares of our common stock issued and outstanding. The historical volume of trading and historical trading price of our common stock has been based on a substantially lower number of outstanding shares of our common stock than were outstanding after the offering. Therefore, our prior trading volume and prior market price may not be indicative of our future trading volume and market price. There can be no assurance that these factors will not have an adverse effect on the trading prices of our securities.

                               ACQUISITION TERMS

    This prospectus covers up to $375,000,000 of common stock, debt securities, preferred stock and warrants that we may issue in connection with any asset acquisition, stock acquisition, merger, consolidation or securities exchange offer. Persons receiving securities in distributions pursuant to exchange offers, mergers or consolidations may be required to complete and submit letters of transmittal and other documentation customary in such transactions, all of which will be described in the applicable prospectus supplement. We expect to determine the terms of any acquisitions by direct negotiations with the persons from whom the assets, businesses or securities are acquired. The securities issued in each acquisition will be valued at prices reasonably related to market prices, either when an agreement for the acquisition is entered into, or when we deliver the securities

    The specific terms of the particular securities to be issued will be set forth in a prospectus supplement that will be delivered together with this prospectus. In the case of common stock, a prospectus supplement would include the number of shares to be issued. Terms set forth for the warrants would include the number and terms of the warrants and the number of shares of common stock issuable upon their exercise, including, the exercise price, the terms of the offering, sale, duration and detachability of the warrants. In the case of debt securities, the prospectus supplement would include, where applicable:

    - aggregate principal amount;

    - ranking as senior or subordinated debt securities;

    - maturity;

    - conversion terms;

    - rate or rates (or method of determination);

    - time or times for the payment of interest, if any;

    - any exchangeability;

    - any terms for optional or mandatory redemption or repurchase, or payment of additional amounts or any sinking fund provisions;

    - whether or not such debt securities are guaranteed by our subsidiaries;
      and

    - any other specific terms of such debt securities.

    In the case of Preferred stock, the information that will be set forth in a prospectus supple will include:

    - specific designation;

    - number of shares;

    - liquidation value;

    - dividend rights;

    - liquidation and redemption rights;

    - voting rights;

    - other rights, including conversion or exchange rights, if any, and

    - any other specific terms.

    We will not pay any underwriting discounts or commissions, but we may pay finder's fees in connection with certain acquisitions. The SEC may consider any person who receives these fees to be an "underwriter," in which case any profit on the resale of the securities purchased by them could be deemed to be underwriting commissions or discounts under the Securities Act.

               SELLING SECURITY HOLDERS AND PLAN OF DISTRIBUTION

    In general, the persons to whom we issue securities under this prospectus will be able to resell those securities in the public markets without further registration and without being required to deliver a prospectus. However, certain persons who receive large blocks of our securities may want to resell those securities in distributions that would require the delivery of a prospectus. This prospectus may be used for those resales. However, no person who receives the securities covered by this prospectus will be authorized to use this prospectus for an offer of such securities without first obtaining our consent. We may limit our consent to a specified time period and subject our consent to certain limitations and conditions, which may vary by agreement. We will provide the information identifying any people reselling securities acquired under this prospectus and will disclose information about them and the securities they are reselling in a supplement to this prospectus as may then be required by the Securities Act and the rules of the SEC.

    We will not receive any of the proceeds from the resale of the securities by selling security holders. The selling security holders may resell all or a portion of the securities beneficially owned by them on any exchange or market on which the purchased securities are listed or quoted, on terms to be determined at the times of such sales. The selling security holders also may make private sales directly or through a broker. Alternatively, any of the selling security holders may offer securities purchased under this prospectus through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling security holders.

    The specific amount of the securities being offered or sold, the names of the selling security holders, the purchase prices and public offering prices, the name of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer or sale will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement.

    To comply with state securities laws, the securities covered by this prospectus will be sold in certain jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold at all unless they have been offered or qualified qualified for sale in those states or an exemption from the registration or qualification requirement is available.

    The selling security holders and any brokers, dealers, agents or underwriters that participate with the selling security holders in the distribution of the securities offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or discounts received by them and any profit on the resale of the securities sold under this prospectus and purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    We and the selling security holders may agree to indemnify each other against certain liabilities arising under the Securities Act. We may pay all expenses related to the offer and sale of the securities they sell under this prospectus, other than selling commissions and fees.

    Any debt securities, preferred stock or warrants may, but are not expected to be, listed on any securities exchange.

                         DESCRIPTION OF DEBT SECURITIES

    The debt securities will be:

    - our direct unsecured or secured general obligations;

    - either senior debt securities or subordinated debt securities; and

    - issued under one or more separate indentures.

    Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Senior debt securities and subordinated debt securities may be guaranteed by certain of our subsidiaries. The debt securities issued may be convertible into shares of our common stock.

    We have summarized selected provisions of the indentures below. The summary is not complete. The forms of the indentures have been filed as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. In the summary, we have included references to section numbers of the indentures so that you can easily locate those provisions. Capitalized terms used in this summary have the meanings used in the indentures.

GENERAL

    - The Indentures do not limit the aggregate principal amount of debt securities that can be issued thereunder. (Section 301)

    - Debt securities may be issued in one or more series, each in an aggregate principal amount authorized by the Company before issuance, and may be in any currency or currency unit that we may designate. (Section 301)

    - Debt securities of a series may be issued in registered or global form. (Sections 201 and 203)

    - The Indentures do not limit the amount of other unsecured indebtedness or securities that we can issue.

    - The senior debt securities will rank equally with all of our other senior debt.

    - The subordinated debt securities will have a junior position to all of our senior debt. (Section 1301)

    We are a holding company that conducts all operations through our subsidiaries. Holders of debt securities generally will have a junior position to claims of creditors of our subsidiaries including trade creditors, debt holders, secured creditors, taxing authorities, guaranty holders and any preferred stockholders. At December 31, 1998, we did not have any outstanding preferred stock and we and our subsidiaries had $849.4 million of outstanding debt.

    A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

    - the title and type of debt securities being offered;

    - the total principal amount of debt securities being offered;

    - the dates on which the principal of, and premium, if any, on the offered debt securities is payable;

    - the interest rate;

    - the date from which interest will accrue;

    - the interest payment dates;

    - any optional redemption periods;

    - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

    - whether the debt securities, will be convertible into shares of common stock or exchangeable for other of our securities, and if so, the terms of conversion or exchange;

    - events causing acceleration of maturity;

    - any provisions granting special rights to holders when the specified event occurs;

    - any changes to or additional events of default or covenants;

    - any special tax implications of the debt securities; and

    - any other terms of the debt securities. (Section 301)

GUARANTEES

    - Debt securities may be guaranteed by some, but not all, of our subsidiaries.

    - The subsidiaries that will guarantee any guaranteed debt securities are identified in the senior indenture and subordinated indenture relating thereto, each of which is an exhibit to this registration statement.

    - The guarantees will be general obligations of each guarantor.

    - The guarantors will jointly and severally guarantee any of our guaranteed debt securities.

    - Not all of our subsidiaries will be required to guarantee any guaranteed debt securities. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Although not all of our subsidiaries will guarantee any guaranteed debt securities, the guarantor subsidiaries generated over 90% of our consolidated revenues in the 12-month period ended December 31, 1998.

    - The obligations of each guarantor under any subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance under applicable law.

    - A subsidiary guarantor may not consolidate with or merge into another company unless the surviving company assumes all of the obligations of that guarantor subsidiary pursuant to a supplemental indenture satisfactory to the trustee, and only if immediately after giving effect to the transaction, no default or event of default would exist.

DENOMINATIONS

    The debt securities will be issued in registered form in denominations of $1,000 each or multiples thereof. (Section 302)

SUBORDINATION

    Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities generally will be subordinated and junior in right of payment to the prior payment in full of all senior debt. The subordinated indenture provides that no payment of principal, interest and or premium on the subordinated debt securities may be made in the event:

    - of any insolvency, bankruptcy or similar proceeding involving us or our property; or

    - we fall to pay the principal, interest, any premium or any other amounts on any senior debt when due. (Sections 1301 and 1303)

    The subordinated indenture will not limit the amount of senior debt that we may incur.

    Senior debt is defined to include all notes or other, unsecured evidences of indebtedness including out guarantees for money we borrowed, not expressed to be subordinate or junior in right of payment to any of our other indebtedness. (Section 101)

EVENTS OF DEFAULT

    The following are Events of Default under each Indenture:

    - failure to pay principal or any premium on any debt security when due;

    - failure to pay any interest on any debt security when due, continued for 30 days;

    - failure to deposit any mandatory sinking fund payment when due, continued for 30 days;

    - failure to perform any other covenant in the Indenture that continues for 90 days after written notice;

    - certain events of bankruptcy, insolvency or reorganization; and

    - any other Event of Default as may be specified with respect to debt securities of such series. (Section 501)

    An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if the Trustee considers the withholding of notice to be in the best interest of the holders. (Section 602)

ACCELERATION OF DEBT UPON AN EVENT OF DEFAULT

    If an Event of Default occurs:

    - either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities may declare the principal amount of all the debt securities of the applicable series to be due and payable immediately. (Section 502)

    - If this happens, subject to certain conditions, the holders of a majority in principal amount of the outstanding debt securities of such series can void the declaration. These conditions include the requirement that we have paid or deposited deposited with the Trustee a sum sufficient to pay all overdue principal and interest payments on the series of debt securities subject to the default. (Section 502)

    If an Event of Default occurs due to certain events of bankruptcy, insolvency or reorganization, the principal amount of the outstanding debt securities of all series will become immediately due and payable without any declaration or other act on the part of either Trustee or any holder. (Section 502)

    Depending on the terms of our indebtedness, an Event of Default under an Indenture may cause a cross default on such other indebtedness.

DUTIES OF TRUSTEE

    Other than its duties in the case of default, the Trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders unless the holders offer the Trustee reasonable indemnity. (Section 603)

    If the holders provide reasonable indemnification, the holders of a majority of principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee for any series of debt securities. (Section 512)

COVENANTS

    Under the Indentures, we will:

    - pay the principal, interest and any premium on the debt securities when due;

    - maintain a place of payment;

    - deliver a report to the Trustee at the end of each fiscal year reviewing our obligations under the Indentures; and

    - deposit sufficient funds with any payment agent on or before the due date for any principal, interest or any premium. (Sections 1001, 1002, 1003 and
      1005)

MODIFICATION OF INDENTURES

    Under each Indenture, all rights and obligations of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series effected by the modification. No modification of the principal or interest payment terms and no modification reducing the percentage required for modifications is effective against any holder without its consent. (Sections 901 and 902)

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Each Indenture generally permits a consolidation or merger between us and another company. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring company will assume all of our responsibilities and liabilities under the Indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the Indentures. (Sections 801 and 802)

    We will only consolidate or merge with or into any other company or sell all or substantially all of our assets according to the terms and conditions of the Indentures. The remaining or acquiring company will be substituted for us in the Indentures with the same effect as if it had been an original party to the Indenture. Thereafter, the successor company may exercise our rights and powers under any Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor company. If we sell all or substantially all of our assets, we shall be released from all our liabilities and obligations under any Indenture and under the debt securities. (Sections 801 and 802)

DISCHARGE AND DEFEASANCE

    We and the subsidiary guarantors, if any, will be discharged from our obligations under the debt securities of any series if we deposit with the Trustee enough cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the Indenture except for registration, transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. (Section 401)

    Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

PAYMENT AND PAYING AGENTS

    Principal, interest and premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the person in whose name the debt securities are registered on the day specified in the Indentures or any prospectus supplement. Payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.
(Section 307)

    Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by us for such purposes without the payment of any service charge except for any tax or governmental charge. (Section 1002)

GLOBAL SECURITIES

    The debt securities of a series may be issued in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement. Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York ("DTC") will act as depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants.

                          DESCRIPTION OF CAPITAL STOCK

    As of March 1, 1999, our authorized capital stock was 100,000,000 shares, which may be issued as either shares of preferred stock or common stock. As of June 7, 1999, we had 83,155,068 shares of common stock outstanding and no shares of preferred stock outstanding.

COMMON STOCK

    LISTING. Our common stock is listed on the New York Stock Exchange under the symbol "KEG."

    DIVIDENDS. Common stockholders may receive dividends when declared by the board of directors. Dividends may be paid in cash, stock or another form. However, certain of our existing debt agreements contain covenants that currently restrict us from paying dividends. Additionally, in certain cases, common stockholders may not receive dividends until we have satisfied our obligations to any preferred stockholders.

    FULLY PAID. All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable.

    VOTING RIGHTS. Each share of common stock is entitled to one vote in the election of directors and other matters. Common stockholders are not entitled to preemptive or cumulative voting rights. We also are authorized to issue non-voting common stock under our charter.

    OTHER RIGHTS. We will notify common stockholders of any stockholders' meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will share equally in the assets remaining after we pay our creditors and preferred stockholders.

    TRANSFER AGENT AND REGISTRAR. Our transfer agent and registrar is American Stock Transfer & Trust Company, New York. New York.

PREFERRED STOCK

    The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock we may offer. If we offer preferred stock, the specific designations and rights will be described in a prospectus supplement and a description will be filed with the SEC.

    Our board of directors can, without approval of our stockholders, issue one or more series of preferred stock. The board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the dividend rights, voting rights, conversion rights, redemption rights and any liquidation preferences of any series of preferred stock, the number of shares constituting each series and the terms and conditions of issue. In some cases, the issuance of preferred stock could delay a change in control of the Company and make it harder to remove present management. Under certain circumstances, preferred stock could also restrict dividend payments to holders of our common stock.

    The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

                            DESCRIPTION OF WARRANTS

    We may issue warrants, including warrants to purchase debt securities, preferred stock, common stock or other securities. We may issue warrants independently or together with other securities that may be attached to or separate from the warrants. The terms of warrants will be set forth in a prospectus supplement which will describe, among other things, the designation of the warrants, the securities into which the warrants are exercisable, the exercise price, the aggregate number of warrants to be issued, the principal amount of securities purchasable upon exercise of each warrant, the price or prices at which each warrant will be issued, the procedures for exercising the warrants, the date upon which the exercise of warrants will commence, and the expiration date, and any other material terms of the warrants.

                                 LEGAL MATTERS

    Certain legal matters relating to the validity of the common stock, debt securities, preferred stock and warrants will be passed upon by Porter & Hedges, L.L.P., Houston, Texas.

                                    EXPERTS

    The consolidated financial statements of the Company and subsidiaries as of June 30, 1998 and 1997, and for each of the years in the three-year period ended June 30, 1998, have been incorporated by reference in this prospectus In reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Dawson Production Services, Inc. and subsidiaries as of March 31, 1998 and 1997, and for each of the years in the three-year period ended March 31, 1998, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.